Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Third Wave Technologies, Inc.

at

$11.25 Net Per Share

by

Thunder Tech Corp.

a direct wholly-owned subsidiary of

Hologic, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 16, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is being made according to an Agreement and Plan of Merger, dated as of June 8, 2008 (the “Merger Agreement”), by and among Hologic, Inc., a Delaware corporation (“Hologic”), Thunder Tech Corp., a Delaware corporation and a direct wholly-owned subsidiary of Hologic (the “Purchaser”), and Third Wave Technologies, Inc., a Delaware corporation (“Third Wave”).

The board of directors of Third Wave has unanimously (i) determined that the Offer and the Merger (each as defined herein) are fair to and in the best interests of Third Wave’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, and (iii) recommended that holders of Shares (as defined below) accept the Offer and tender their Shares in the Offer and, if required by Delaware Law, adopt the Merger Agreement.

The Offer is subject to the condition that, prior to the scheduled expiration date of the Offer, there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares (as defined below) held by Third Wave as treasury stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number (as defined below).

The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of any applicable waiting period under applicable foreign, federal or state antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the absence of the occurrence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to Third Wave after the date of the Merger Agreement and before consummation of the Offer. See Section 14—“Conditions of the Offer.”

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:

June 18, 2008

IMPORTANT

Stockholders of Third Wave desiring to tender Shares must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the Depositary.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder.

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, of Third Wave Technologies, Inc. (collectively, the “Shares” and each a “Share”).

Price Offered Per Share:	$11.25 net to you in cash, without interest.

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Wednesday, July 16, 2008, unless extended.

The Purchaser:	Thunder Tech Corp., a direct wholly-owned subsidiary of Hologic, Inc.

Third Wave Board Recommendation:	Third Wave’s board of directors has unanimously recommended that you accept the Offer and tender your Shares.

The following are some of the questions you, as a stockholder of Third Wave, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we”, “our” and “us” refer to the Purchaser.

Who is offering to buy my Shares?

Our name is Thunder Tech Corp. We are a Delaware corporation and a direct wholly-owned subsidiary of Hologic, Inc. We were formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Hologic and the Purchaser.”

What is the class and amount of securities being sought in the Offer?

We are offering to purchase all of the issued and outstanding shares of common stock of Third Wave. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay and in what form of payment?

We are offering to pay $11.25, net to you in cash, without interest, for each Share tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”).

What does the board of directors of Third Wave think of the Offer?

Third Wave’s board of directors has unanimously recommended that you accept the Offer and tender your Shares. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any Third Wave stockholders agreed to tender their Shares?

As of the date hereof, no Third Wave stockholders have entered into agreements with Hologic or the Purchaser to tender their Shares in advance of the Offer.

What is the market value of my Shares as of a recent date?

On June 6, 2008, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price of Third Wave’s common stock reported on the NASDAQ Global Market was $10.50 per share. One month prior, on May 6, 2008, the closing price reported on the NASDAQ Global Market was $8.76 per Share. On June 17, 2008, the last full trading day before the commencement of the Offer, the closing price reported on the NASDAQ Global Market was $11.15 per share. We recommend that you obtain a recent quotation for Third Wave’s common stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Shares tendered in the Offer?

The Offer is not subject to any financing condition. However, we have recently been formed for the limited purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Until immediately before the time we purchase Shares in the Offer, it is not anticipated that we will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. As contemplated by the Merger Agreement, we plan to obtain the financial resources to pay for the Shares tendered in the Offer from Hologic. Hologic has entered into a commitment letter with Goldman Sachs Credit Partners L.P. (“GSCP”), dated as of June 8, 2008 (the “Commitment Letter”). Under the Commitment Letter, GSCP has agreed to provide senior secured term loans to Hologic in the aggregate amount of $600,000,000 and a senior secured revolving line of credit in the amount of $200,000,000 in order to finance the Offer, the Merger and the related transactions. Hologic has agreed with Third Wave to provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. If Hologic fails to obtain timely the financing contemplated by the Commitment Letter, Hologic may not be able to provide us the resources to pay for your Shares.

Hologic, the Purchaser and Third Wave have agreed that Third Wave will have the right to terminate the Merger Agreement if all of the conditions to the Offer have been satisfied; and Hologic is not in breach of its obligations under the Merger Agreement (other than its failure to accept and pay for the shares validly tendered and not withdrawn in the Offer, in accordance with the terms of the Offer and the Merger Agreement); Goldman Sachs Credit Partners, L.P. has not funded the debt financing contemplated by its commitment letter (described in Section 10 of this Offer); and Hologic has failed to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and the Merger Agreement (such grounds for termination referred to as a “No Fault Financing Failure”) except that Third Wave may not terminate the Merger Agreement as a result of a No Fault Financing Failure or as a result of a material breach by Hologic of any representation, warranty, covenant or agreement on its part or on the part of the Purchaser if the sole reason that Hologic does not obtain the debt financing contemplated by Goldman Sachs Credit Partner’s commitment letter is Third Wave’s failure to use commercially reasonable efforts to provide the information relating to Hologic’s financing that it is required to provide pursuant to the Merger Agreement. If the Purchaser fails to consummate the Offer because Third Wave has elected to terminate the Merger Agreement as the result of a No Fault Financing Failure, Hologic and Third Wave have agreed that Third Wave’s sole remedy will be its receipt from Hologic of an $18 million termination fee.

See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Wednesday, July 16, 2008, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We are required by the Merger Agreement to extend the Offer:

•	to the extent required by applicable laws, rules or regulations of the Securities and Exchange Commission (the “SEC”) or NASDAQ; or

•

for one or more periods of not more than 10 business days until the earlier to occur of December 5, 2008 and the date upon which the Merger Agreement is terminated in accordance with its terms, if at the then scheduled expiration of the Offer any of the conditions to the Offer have not been satisfied.

See Section 1—“Terms of the Offer” for additional information about our obligations to extend the Offer.

Will you provide a subsequent offering period?

We are permitted and in some circumstances required by the Merger Agreement to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If all of the conditions to the Offer have been satisfied or waived at the expiration of the Offer, we will accept for payment and promptly pay for all Shares validly tendered and not withdrawn in the Offer. After acceptance for payment of Shares validly tendered in the Offer:

•	we are permitted to provide a subsequent offering period of not less than three (3) nor more than twenty (20) business days; and

•

if we have acquired more than fifty percent (50%) but less than ninety (90%) of the outstanding Shares in the Offer, we are required to provide a subsequent offering period of at least ten (10) business days.

During the subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $11.25 per Share, net to you in cash, without interest. See Section 1—“Terms of the Offer” and Section 13—“The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended or a subsequent offering period is provided?

If we extend the Offer or provide a subsequent offering period, we will inform Computershare Trust Company, N.A., the depositary for the Offer, and notify Third Wave stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

What is the “Minimum Condition” to the Offer?

The Offer is subject to the condition (the “Minimum Condition”) that, prior to the expiration date of the Offer (as may be extended from time to time), there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares held by Third Wave as treasury stock, represents more than fifty percent (50%) of the then outstanding aggregate number of shares of Third Wave common stock, plus, at the election of Hologic, an additional number of shares up to but not exceeding the aggregate number of shares of Third Wave common stock issuable upon the exercise of any outstanding option to purchase shares of Third Wave common stock that is vested or is expected to become vested by its terms (other than by reason of the Merger) on or before the expiration date of the Offer, any warrant to purchase shares of Third Wave common stock, or any other right to acquire shares of Third Wave common stock upon exercise or conversion thereof on or before the expiration date of the Offer including, without limitation, any shares issuable upon exercise of any restricted stock units of Third Wave or conversion of Third Wave’s outstanding convertible notes (the “Adjusted Outstanding Share Number”).

What are the most significant conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if the Merger Agreement is terminated in accordance with its terms or unless, among other things:

•

any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable Federal, state and foreign regulatory laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition have expired or terminated;

•

the representations and warranties of Third Wave contained in the Merger Agreement (other than the representations and warranties relating to corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute) shall be true and correct in all respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, as defined in the Merger Agreement, on Third Wave;

•

the representations and warranties of Third Wave concerning corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute, shall be true and correct in all material respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects of such date);

•

Third Wave has not failed to perform in any material respect any of its obligations under the Merger Agreement or to comply in any material respect with any covenant or other agreement to be performed by or complied with by it under the Merger Agreement with such failure remaining uncured as of the expiration date of the Offer;

•

no court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order, and no governmental authority has enacted a law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger on and as of the expiration date of the Offer;

•

there shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect, as defined in the Merger Agreement, on Third Wave.

See Section 14—“Conditions of the Offer” for more information.

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the depositary. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to Computershare Trust Company, N.A., the depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

Can holders of vested stock options and warrants participate in the tender offer?

The Offer is only for Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options or exercisable warrants and you wish to participate in the Offer, you must exercise your stock options or warrants in accordance with the terms of the applicable stock option plan or warrant agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—“Procedure for Tendering Shares.”

After completion of the Merger, all vested and unvested options which have not been exercised and any unvested restricted stock units will be assumed by Hologic and converted into options or restricted stock units as applicable, denominated in shares of Hologic common stock and which have other terms and conditions substantially identical to those of the related options or restricted stock units except for the number of shares and the applicable exercise price if applicable. The number of shares applicable to such options or restricted stock units will be converted by multiplying the number of options or unvested restricted stock units prior to the Merger by a ratio, the numerator of which is $11.25 and the denominator of which is the average closing price of Hologic common stock for the five days immediately prior to the effective time of the Merger (and rounding such amount up to the nearest share if .5 or above and down to the nearest share if below .5) (the “Award Exchange Ratio”). The exercise price for options shall be converted by dividing the exercise price of the options prior to the Merger by the Award Exchange Ratio with such quotient rounded up to the nearest whole cent.

The terms of each of the outstanding warrants to purchase shares of Third Wave’s common stock provide that each warrant holder will have the right to specify in writing to Third Wave prior to the fifth trading day before the time for acceptance of payment for the Shares by Purchaser, the amount, if any, of its warrants that such holder will require Third Wave to redeem.

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by August 16, 2008, you may withdraw them at any time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

If I accept the Offer, when will I get paid?

If the conditions are satisfied and we consummate the Offer and accept your validly tendered shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by the offer price of $11.25, without interest thereon and less any required withholding taxes, promptly following expiration date of the Offer. See “The Offer—Section 3. Procedures for Tendering Shares.”

If the Offer is consummated, will Third Wave continue as a public company?

After completion of the Merger, Hologic will own all of the outstanding capital stock of Third Wave, and Third Wave’s common stock will no longer be publicly owned. Before the Merger, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly-held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Market or any other market or securities exchange, in which event there may not be a public trading market for the Shares. In addition, Third Wave may cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

From and after the time for acceptance of payment for the Shares by Purchaser and up until the effective time of the Merger, Third Wave shall, to the extent permitted by the rules and regulations of NASDAQ, elect to be treated as a “controlled company” (as defined by NASDAQ Marketplace Rule 4250(c)(5)) and make all necessary filings and disclosures associated with such status. Such election means that it would be exempt from the requirement that the Third Wave board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee. This “controlled company” exemption does not modify the independence requirements for the Audit Committee of Third Wave’s board of directors. See Section 7—“Effect of the Offer on the Market for the Shares; NASDAQ Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for Shares in the Offer, we are required to merge with and into Third Wave, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Third Wave’s certificate of incorporation and bylaws, and a vote of Third Wave’s stockholders, if a vote is required. Third Wave will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Hologic. In the Merger, Third Wave stockholders who did not tender their Shares will receive $11.25 per share in cash (or any different price per Share that is paid in the Offer) in exchange for their Shares in the Merger, without interest. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the 90.0005% Top-Up Option (as defined in the Merger Agreement) or through other means, such as open market purchases, we may be able to effect the Merger without convening a meeting of the Third Wave stockholders. There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), if those rights are perfected. See the “Introduction” to this Offer to Purchase.

What is the “90.0005% Top-Up Option” and when could it be exercised?

We negotiated for the 90.0005% Top-Up Option under the Merger Agreement, which, in certain circumstances and subject to certain limitations and applicable law, provides us with the option to purchase additional Shares from Third Wave at a price per Share equal to the Offer Price.

According to the 90.0005% Top-Up Option, on or after the time of acceptance of payment for Shares in the Offer, we have the option, subject to limitations, to purchase a number of additional Shares sufficient to cause us to own more than 90.0005% of the Shares then outstanding, taking into account those Shares issued upon the exercise of the 90.0005% Top-Up Option. The purpose of the 90.0005% Top-Up Option is to permit us to complete the Merger without a special meeting of Third Wave’s stockholders under the “short form” merger provisions of the DGCL. We expect to exercise the 90.0005% Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90.0005% of the issued and outstanding Shares in the Offer. See Section 13—“The Merger Agreement; Other Agreements” for a more detailed description of the 90.0005% Top-Up Option.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares no longer meet the guidelines for continued listing on the NASDAQ Global Market, the quotation for the Shares on the NASDAQ Global Market may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Third Wave may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

What are the material U.S. federal income tax consequences of the offer?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the shares surrendered and the amount of cash you receive for those shares. You should consult your tax advisor on the tax implications of tendering your Shares. See “The Offer—Section 5. Certain Material U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 456-3510 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Third Wave Common Stock:

INTRODUCTION

Thunder Tech Corp., a Delaware corporation (the “Purchaser”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Third Wave Technologies, Inc., a Delaware corporation (“Third Wave”), at a price of $11.25 per Share, net to the seller in cash, without interest (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Purchaser is a direct, wholly-owned subsidiary of Hologic, Inc., a Delaware Corporation (“Hologic”).

The Offer is being made according to an Agreement and Plan of Merger, dated as of June 8, 2008 (the “Merger Agreement”), by and among Hologic, the Purchaser and Third Wave. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, a vote of Third Wave’s stockholders, the Purchaser will be merged with and into Third Wave, with Third Wave surviving the Merger as a direct wholly-owned subsidiary of Hologic (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by Hologic, the Purchaser or their subsidiaries or affiliates, or Third Wave or its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest.

The board of directors of Third Wave has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of Third Wave’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, and (iii) recommended that holders of Shares accept the Offer and tender their Shares in the Offer and, if required by Delaware law, adopt the Merger Agreement.

The Offer is not subject to any financing condition. However, we have recently been formed for the limited purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Until immediately before the time we purchase Shares in the Offer, it is not anticipated that we will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. As contemplated by the Merger Agreement, we plan to obtain the financial resources to pay for the Shares tendered in the Offer from Hologic. Hologic has entered into a commitment letter with Goldman Sachs Credit Partners L.P., dated as of June 8, 2008. Under the commitment letter, Goldman Sachs Credit Partners L.P. has agreed to provide senior secured term loans to Hologic in the aggregate amount of $600,000,000 and a senior secured revolving line of credit in the amount of $200,000,000 in order to finance the Offer, the Merger and the related transactions. Hologic has agreed with Third Wave to provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. If Hologic fails to obtain timely the financing contemplated by the commitment letter, Hologic may not be able to provide us the resources to pay for your shares.

Hologic, the Purchaser and Third Wave have agreed that Third Wave will have the right to terminate the Merger Agreement if all of the conditions to the Offer have been satisfied; and Hologic is not in breach of its obligations under the Merger Agreement (other than its failure to accept and pay for the shares validly tendered and not withdrawn in the Offer, in accordance with the terms of the Offer and the Merger Agreement); Goldman Sachs Credit Partners, L.P. has not funded the debt financing contemplated by its commitment letter (described in Section 10 of this Offer); and Hologic has failed to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and the Merger Agreement (such grounds for termination referred to as a “No Fault Financing Failure”) except that Third Wave may not terminate the Merger

Agreement as a result of a No Fault Financing Failure or as a result of a material breach by Hologic of any representation, warranty, covenant or agreement on its part or on the part of the Purchaser if the sole reason that Hologic does not obtain the debt financing contemplated by Goldman Sachs Credit Partner’s commitment letter is Third Wave’s failure to use commercially reasonable efforts to provide the information relating to Hologic’s financing that it is required to provide pursuant to the Merger Agreement. If the Purchaser fails to consummate the Offer because Third Wave has elected to terminate the Merger Agreement as the result of a No Fault Financing Failure, Hologic and Third Wave have agreed that Third Wave’s sole remedy will be its receipt from Hologic of an $18 million termination fee.

The Offer is subject to the condition (the “Minimum Condition”) that, prior to the expiration date of the Offer (as may be extended from time to time), there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares held by Third Wave as treasury stock, represents more than fifty percent (50%) of the then outstanding aggregate number of shares of Third Wave common stock, plus, at the election of Hologic, an additional number of shares up to but not exceeding the aggregate number of shares of Third Wave common stock issuable upon the exercise of any outstanding option to purchase shares of Third Wave common stock that is vested or is expected to become vested by its terms (other than by reason of the Merger) on or before the expiration date of the Offer, any warrant to purchase shares of Third Wave common stock, or any other right to acquire shares of Third Wave common stock upon exercise or conversion thereof on or before the expiration date of the Offer including, without limitation, any shares issuable upon exercise of any restricted stock units of Third Wave or conversion of Third Wave’s outstanding convertible notes (the “Adjusted Outstanding Share Number”).

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if the Merger Agreement is terminated in accordance with its terms or unless, among other things:

•

any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable Federal, state and foreign regulatory laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition have expired or terminated;

•

the representations and warranties of Third Wave contained in the Merger Agreement (other than the representations and warranties relating to corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute) shall be true and correct in all respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Third Wave;

•

the representations and warranties of Third Wave concerning corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute, shall be true and correct in all material respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects of such date);

•

Third Wave has not failed to perform in any material respect any of its obligations under the Merger Agreement or to comply in any material respect with any covenant or other agreement to be performed by or complied with by it under the Merger Agreement with such failure remaining uncured as of the expiration of the Offer;

•

no court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order, and no governmental authority has enacted a law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger on and as of the expiration date of the Offer;

•

there shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect on Third Wave.

See Section 14— “Conditions of the Offer” for more information.

Third Wave has informed the Purchaser that, as of June 4, 2008, (i) 44,328,663 Shares were issued and outstanding, (ii) 9,303,891 shares were reserved for issuance as awards under Third Wave’s equity incentive plans, of which 5,894,904 Shares were subject to outstanding options and 832,298 shares were subject to existing restricted stock units, (iii) 1,815,000 Shares were issuable upon the exercise of all outstanding warrants, and (iv) 2,480,313 Shares were issuable upon conversion of Third Wave’s outstanding convertible notes. Based upon the foregoing, as of June 4, 2008, the Minimum Condition would be satisfied if 22,164,332 Shares were validly tendered and not properly withdrawn in the Offer, or if the Purchaser elected to include the Shares subject to outstanding options, restricted stock units, warrants and Third Wave’s convertible notes, if 27,675,590 Shares were validly tendered and not properly withdrawn. If the Minimum Condition is satisfied and the Purchaser accepts for payment and pays for the Shares tendered in the Offer, the Purchaser will be able to designate directors constituting a majority of Third Wave’s board of directors. See Section 12—“Purpose of the Offer; Plans for Third Wave; Other Matters” and Section 13—“The Merger Agreement; Other Agreements.”

In connection with entering into the Merger Agreement, Hologic and Third Wave entered into agreements with certain of Third Wave’s management, including: Kevin T. Conroy, Chief Executive Officer; Jorge Garces, Vice President, Research & Development; Cindy S. Ahn, Vice President, General Counsel; Gregory Hamilton, Vice President, Operations, Quality and Regulatory; John Bellano, Vice President, Sales; and Christopher Burton, Senior Vice President, Sales and Marketing. In these agreements, each of Messrs. Conroy, Garces, Hamilton, Bellano and Burton and Ms. Ahn agreed that most of the benefits provided to them in connection with a change in control of Third Wave pursuant to their existing employment agreements and equity grant agreements, including the acceleration of vesting of their options and restricted stock units, and payments under Third Wave’s Long Term Incentive Plans 3, 4 and 5, not be triggered upon the acceptance of the Offer or the Merger, but be tied to the approval by the Food and Drug Administration of Third Wave’s recent pre-market approval submissions for its HPV diagnostic products. In addition, Ms. Ahn’s benefits are to be triggered upon the earlier of a final settlement of the Company’s ongoing litigation with Digene or oral arguments before the appellate court relating thereto. The agreements with Messrs. Garces and Hamilton provide each with a retention bonus of $1 million each if they stay employed by Third Wave for three years following the acceptance time of the Offer, with such bonus being accelerated if they are terminated without cause or resign for good reason or certain other circumstances.

Each of Cindy S. Ahn, John Bellano, Christopher Burton, Kevin T. Conroy, Jorge Garces and Gregory Hamilton, each of whom is currently an employee of Third Wave, has entered into an agreement not to tender any Shares he or she may hold or acquire, whether upon the exercise of options or otherwise, in the Offer. The purpose of these agreements is to ensure that the entering into of certain compensation arrangements with Third Wave and Hologic in connection with the Merger does not cause the Offer to fail to comply with the provisions of Rule 14d-10 of the Exchange Act. Although all of such arrangements have been approved by the compensation committee of Third Wave, composed of independent directors, and therefore fall within the safe harbor provided in Rule 14d-10 of the Exchange Act, these executives agreed with Hologic that they would enter into these agreements as an additional precautionary measure. Common Stock held by these executive officers will be converted into the merger consideration at the effective time of the Merger. See the “Introduction” to this Offer to Purchase and Section 13—“The Merger Agreement; Other Agreements.”

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), financial advisor to Third Wave, delivered its opinion to Third Wave’s board of directors that, as of June 8, 2008 and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth therein, the $11.25 per Share in cash to be received by the holders of Shares in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Hologic and its affiliates). The full text of Merrill Lynch’s written opinion, dated June 8, 2008, is attached as an annex to Third Wave’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed by Third Wave with the SEC in connection with the Offer and is being mailed to holders of Shares. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered, qualifications and limitations on the review undertaken. Merrill Lynch provided its opinion to Third Wave’s board of directors for its use in connection with its consideration of the Offer and the Merger from a financial point of view. The Merrill Lynch opinion does not address the merits of the underlying decision by Third Wave to engage in the transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder as to whether such stockholder should tender any Shares pursuant to the Offer or how such stockholder should vote on the proposed Merger or any matter related thereto.

Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the outstanding Shares, if required by applicable law.

If Hologic, the Purchaser and their subsidiaries and affiliates hold, in the aggregate, at least 90% of the issued and outstanding Shares after completion of the Offer, including any “subsequent offering period,” the Purchaser will be permitted to merge with and into Third Wave under the “short-form” merger provisions of the General Corporation Law of the State of Delaware (the “DGCL”) without prior notice to, or any action by, any other stockholder of Third Wave. See Section 12—“Purpose of the Offer; Plans for Third Wave; Other Matters.” Under the Merger Agreement, if we do not acquire sufficient Shares in the Offer to complete the Merger under the “short-form” merger provisions of the DGCL, we have the option, subject to certain limitations, to purchase from Third Wave a number of additional Shares at a price per Share equal to the price per Share paid in the Offer sufficient to cause us to own more than 90.0005% of the Shares then outstanding, taking into account those shares issued upon the exercise of the option. We refer to this option as the “90.0005% Top-Up Option.” The exercise price for the 90.0005% Top-Up Option is to be paid by delivery of a promissory note by the Purchaser with such note bearing simple interest at 3% per annum, maturing on the first anniversary of the date of execution and delivery and eligible to be prepaid without premium or penalty. We expect to exercise the 90.0005% Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if Hologic, the Purchaser and their subsidiaries and affiliates acquire, in the aggregate, at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the “short-form” merger provisions of the DGCL. Stockholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12—“Purpose of the Offer; Plans for Third Wave; Other Matters.” The Merger Agreement is described in Section 13—“The Merger Agreement; Other Agreements.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

The Offer is only for Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options or exercisable warrants and you wish to participate in the Offer, you must exercise your stock options or warrants in accordance with the terms of the applicable stock option plan or warrant agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3—“Procedure for Tendering Shares.” Any options to purchase Shares that remain outstanding immediately prior to the Merger (whether or not vested and exercisable pursuant to their terms) and any restricted stock units of Third Wave (that have not vested pursuant to their terms) will be assumed by Hologic and converted into options to acquire common stock of Hologic or restricted stock units of Hologic.

The terms of each of the outstanding warrants to purchase shares of Third Wave’s common stock specify that each warrant holder will have the right to specify in writing to Third Wave prior to the fifth trading day before the time for acceptance of payment for the Shares by Purchaser, the amount, if any, of its warrants that such holder will require Third Wave to redeem.

The tax consequences to holders of options or warrants of exercising those securities are not described under Section 5—“Certain Material U.S. Federal Income Tax Consequences.” We recommend that holders of options or warrants consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or warrants.

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Goldman, Sachs & Co., which is acting as the dealer manager for the Offer (the “Dealer Manager”), Computershare Trust Company, N.A., which is acting as the depositary for the Offer (the “Depositary”) and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”). See Section 16—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $11.25 per Share, net to the seller in cash, without interest, for all Shares validly tendered before the expiration date of the Offer and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” The expiration date of the Offer will be 12:00 midnight, New York City time, on Wednesday, July 16, 2008, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time for which the Offer is open, in which case the expiration date of the Offer will be the latest time and date at which the Offer, as so extended by the Purchaser, expires.

The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within ten (10) business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14— “Conditions of the Offer,” the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

The Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Third Wave’s prior written approval the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares to be purchased in the Offer;

•	impose conditions or requirements to the Offer that are different than or in addition to the conditions and requirements described in Section 14—“Conditions of the Offer”;

•	amend the conditions to the Offer so as to broaden the scope of the conditions to the Offer;

•	extend the Offer in any manner other than pursuant to and in accordance with the terms of the Merger Agreement;

•	amend or waive the Minimum Condition; or

•	otherwise amend any other term or condition of the Offer in a manner adverse to the holders of Shares.

The Merger Agreement provides that the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring prior to the expiration date of the Offer.

The Merger Agreement provides that the Purchaser will extend the Offer:

•	to the extent required by applicable laws, rules or regulations of the SEC or NASDAQ; and

•

for one or more periods of not more than ten (10) business days until the earlier to occur of December 5, 2008 and the termination of the Merger Agreement in accordance with its terms, if at any expiration date of the Offer any of the conditions to the Offer have not been satisfied.

The Purchaser may extend the Offer for a subsequent offering period, in compliance with applicable securities laws, of not less than three (3) nor more than twenty (20) business days immediately following the expiration date of the Offer. In the event that more than fifty percent (50%) but less than ninety percent (90%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer, Hologic and the Purchaser are required to extend the Offer for a subsequent offering period of ten (10) business days immediately following the expiration date of the Offer.

The Purchaser has agreed that it will not withdraw or terminate the Offer prior to any scheduled expiration date of the Offer without the written consent of Third Wave except if the Merger Agreement is terminated pursuant to its terms. Hologic has agreed that it will not cause Purchaser to terminate or withdraw the Offer other than in connection with an effective termination of the Merger Agreement.

The Offer is not subject to any financing condition. However, we have recently been formed for the limited purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Until immediately before the time we purchase Shares in the Offer, it is not anticipated that we will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. As contemplated by the Merger Agreement, we plan to obtain the financial resources to pay for the Shares tendered in the Offer from Hologic. Hologic has entered into a commitment letter with Goldman Sachs Credit Partners L.P. (“GSCP”), dated as of June 8, 2008 (the “Commitment Letter”). Under the Commitment Letter, GSCP has agreed to provide senior secured term loans to Hologic in the aggregate amount of $600,000,000 and a senior secured revolving line of credit in the amount of $200,000,000 in order to finance the Offer, the Merger and the related transactions. Hologic has agreed with Third Wave to provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. If Hologic fails to obtain timely the financing contemplated by the Commitment Letter, Hologic may not be able to provide us the necessary resources to pay for your shares.

Hologic, the Purchaser and Third Wave have agreed that Third Wave will have the right to terminate the Merger Agreement in the event of a No Fault Financing Failure except that Third Wave may not terminate the Merger Agreement as a result of a No Fault Financing Failure or as a result of a material breach by Hologic of any representation, warranty, covenant or agreement on its part or on the part of the Purchaser if the sole reason that Hologic does not obtain the debt financing contemplated by the Commitment Letter is Third Wave’s failure to use commercially reasonable efforts to provide the information relating to Hologic’s financing that it is required to provide pursuant to the Merger Agreement. If the Purchaser fails to consummate the Offer because Third Wave has elected to terminate the Merger Agreement as the result of a No Fault Financing Failure, Hologic and Third Wave have agreed that Third Wave’s sole remedy will be its receipt from Hologic of an $18 million termination fee.

The Offer is subject to the “Minimum Condition” that, prior to the expiration date of the Offer (as may be extended from time to time), there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares held by Third Wave as treasury stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number.

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if the Merger Agreement is terminated in accordance with its terms, or unless, among other things:

•

any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable Federal, state and foreign regulatory laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition have expired or terminated;

•

the representations and warranties of Third Wave contained in the Merger Agreement (other than the representations and warranties relating to corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute) shall be true and correct in all respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) on Third Wave;

•

the representations and warranties of Third Wave concerning corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute, shall be true and correct in all material respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects of such date);

•

Third Wave has not failed to perform in any material respect any of its obligations under the Merger Agreement or to comply in any material respect with any covenant or other agreement to be performed by or complied with by it under the Merger Agreement with such failure remaining uncured as of the expiration date of the Offer;

•

no court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order, and no governmental authority has enacted a law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger on and as of the expiration date of the Offer;

•

there shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement) on Third Wave.

If by 12:00 midnight, New York City time, on Wednesday, July 16, 2008 (or any other time or date subsequently set as the expiration date of the Offer), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser will be obligated to extend the Offer for successive periods not to exceed 10 business days until the earlier to occur of December 5, 2008 or the termination of the Merger Agreement in accordance with its terms. If the Offer is terminated in accordance with the Merger Agreement, the Purchaser will not be obligated to accept for payment or pay for any tendered Shares and will return all tendered Shares to tendering stockholders.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release via Business Wire.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires an offer remain open for a minimum of ten (10) business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

Third Wave has agreed to provide the Purchaser with Third Wave’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer,” the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the expiration date of the Offer and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” If the Purchaser provides a subsequent offering period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. See Section 1—“Terms of the Offer.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•

in the case of Shares represented by physical stock certificates, the certificates representing the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected under the book-entry transfer procedures described in Section 3— “Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares”; and

•	any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—“Withdrawal Rights.” See Section 15—“Certain Legal Matters.”

The Purchaser reserves the right to assign to Hologic and/or one or more wholly-owned subsidiaries of Hologic any of its rights under the Merger Agreement, including the right to purchase Shares tendered in the Offer, but any transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.	Procedure for Tendering Shares

Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

•

for Shares held as physical certificates, the certificates representing tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date of the Offer (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the subsequent offering period);

•	for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s

Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the expiration date of the Offer (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message, and other documents must be received before the expiration of the subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the expiration date of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date of the Offer (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message, and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under “Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:

•

if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the expiration date of the Offer, the stockholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, before the expiration date of the Offer; and

•

the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the NASDAQ Global Market.

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	Share certificates (or a timely Book-Entry Confirmation);

•

properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any special meeting in connection with the Merger and, to the extent permitted by applicable law and Third Wave’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Third Wave’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their reasonable discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Third Wave stockholders.

Options, Restricted Stock Units and Warrants. The Offer is only for Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options or exercisable warrants and you wish to participate in the Offer, you must exercise your stock options or warrants in accordance with the terms of the applicable stock option plan or warrant agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer.

After completion of the Merger, all vested and unvested options which have not been exercised and any unvested restricted stock units will be assumed by Hologic and converted into options or restricted stock units as applicable, denominated in shares of Hologic common stock and which have other terms and conditions substantially identical to those of the related options or restricted stock units except for the number of shares and the applicable exercise price if applicable. The number of shares applicable to such options or restricted stock units will be converted by multiplying the number of options or unvested restricted stock units prior to the Merger by a ratio, the numerator of which is $11.25 and the denominator of which is the average closing price of Hologic common stock for the five days immediately prior to the effective time of the Merger (and rounding such amount up to the nearest share if .5 or above and down to the nearest share if below .5) (the “Award Exchange Ratio”). The exercise price for options shall be converted by dividing the exercise price of the options prior to the Merger by the Award Exchange Ratio with such quotient rounded up to the nearest whole cent.

Each holder of warrants to purchase Shares has the right to specify in writing to Third Wave, prior to the fifth trading day before the time for acceptance of payment for the Shares by Purchaser, the amount of its warrants that such holder will require Third Wave to redeem.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Hologic, the Depositary, the Information Agent, Third Wave or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

Acceptance of Tender Constitutes Binding Agreement. The Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment). No binding agreement between a tendering stockholder and the Purchaser will exist prior to the Purchaser’s acceptance of shares tendered pursuant to the Offer upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration date of the Offer and, unless theretofore accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after August 16, 2008.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time before the expiration date of the Offer.

No withdrawal rights will apply to Shares tendered in a subsequent offering period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a subsequent offering period under Rule 14d-11 with respect to Shares tendered in the Offer and previously accepted for payment. See Section 1—“Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Hologic, the Depositary, the Information Agent, Third Wave or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of Shares who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Third Wave was a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes during the relevant statutory period and the non-U.S. holder owns (actually or constructively) more than five percent of the Shares (as discussed more fully below).

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Third Wave was a USRPHC during the relevant statutory period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Third Wave does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event Third Wave constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. Holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. Holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger. With respect to these types of non-U.S. holders, Third Wave must withhold, report and transmit the amount withheld according to Form 8288 and Form 8288-A. The amount of the withholding is generally 10%.

Information Reporting and Backup Withholding. U.S. information reporting requirements and backup withholding tax will not apply to the receipt of cash for the Shares if the beneficial owner (a) certifies it is a non-U.S. holder under penalty of perjury, generally made, under current procedures, on IRS Form W-8BEN, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder, or (b) otherwise establishes an exemption.

6.	Price Range of the Shares; Dividends on the Shares

The Shares are listed and traded on the NASDAQ Global Market under the symbol “TWTI.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NASDAQ Global Market or, prior to the effectiveness of the NASDAQ Global Market, the NASDAQ National Market, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$3.50	$2.65
Second Quarter	$3.33	$2.55
Third Quarter	$5.00	$2.20
Fourth Quarter	$5.41	$3.80
Fiscal Year Ended December 31, 2007
First Quarter	$6.16	$4.51
Second Quarter	$6.13	$4.94
Third Quarter	$9.31	$5.65
Fourth Quarter	$9.89	$7.64
Fiscal Year Ending December 31, 2008
First Quarter	$10.00	$6.41
Second Quarter (through June 10, 2008)	$11.17	$8.11

On June 6, 2008, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price of Third Wave’s common stock reported on the NASDAQ Global Market was $10.50 per share. One month prior, on May 6, 2008, the closing price reported on the NASDAQ Global Market was $8.76 per Share. On June 17, 2008, the last full trading day before the commencement of the Offer, the closing price reported on the NASDAQ Global Market was $11.15 per share. Stockholders are urged to obtain a current market quotation for the Shares.

The Merger Agreement provides that, without Hologic’s written consent, Third Wave may not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock. Third Wave is not expected to declare or pay cash dividends after completion of the Offer.

7.	Effect of the Offer on the Market for the Shares; NASDAQ Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public.

NASDAQ Listing and Controlled Company Status. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on the NASDAQ Global Market. According to the published guidelines, the Shares would only meet the criteria for continued listing on the NASDAQ Global Market if, among other things, there were at least 400 round lot holders, the minimum bid price for the Shares was at least than $1 per share and either:

•

there were at least two market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Hologic upon completion of the Offer) was at least 750,000, the market value of such publicly-held Shares was at least $5 million, and stockholders’ equity was at least $10 million; or

•

there were at least four market makers for the Shares, the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Hologic upon completion of the Offer) was at least 1.1 million, the market value of such publicly-held Shares was at least $15 million, and the market value of the Shares was at least $50 million or the total assets and total revenue were at least $50 million.

If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on NASDAQ Global Market could be discontinued. In this event, the market for the Shares would likely be adversely affected.

If the NASDAQ Global Market ceases to publish quotations for the Shares, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

After completion of the Offer, Third Wave will be eligible to elect “controlled company” status pursuant to Rule 4350(c)(5) of the NASDAQ Marketplace Rules, which means that it would be exempt from the requirement that Third Wave’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee of Third Wave’s board of directors. The “controlled company” exemption does not modify the independence requirements for the Audit Committee of Third Wave’s board of directors.

Third Wave has agreed to elect “controlled company” status following completion of the Offer to the extent permitted by the NASDAQ Marketplace Rules.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of Third Wave to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of Third Wave subject to registration, would substantially reduce the information required to be furnished by Third Wave to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Third Wave, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of “affiliates” of Third Wave and persons holding “restricted securities” of Third Wave to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Third Wave will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8.	Certain Information Concerning Third Wave

Third Wave Technologies Inc. Third Wave is a publicly traded Delaware corporation with its principal executive offices at 502 S. Rosa Road, Madison, Wisconsin 53719. The telephone number of Third Wave at such office is (888) 898-2357. According to its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, Third Wave develops and markets molecular diagnostics for a variety of DNA and RNA analysis applications based on its based on its proprietary Invader® chemistry.

The Invader chemistry is a simple and scalable DNA and RNA analysis solution designed to provide accurate results more quickly than competing technologies. It is an isothermal, DNA-probe-based reaction that detects specific genomic sequences or variations.

Third Wave has developed, and is continuing to develop, a line of clinical molecular diagnostic products based on its Invader chemistry. Clinical applications of the Invader chemistry include detecting genetic variations associated with inherited conditions such as cystic fibrosis, hemostasis and cardiovascular risk factors, and those associated with drug efficacy and adverse drug reactions. They also include confirming diagnosis, quantifying viral load and genotyping for infectious diseases such as hepatitis B and C, and for detecting human papillomavirus (“HPV”).

Currently, one of Third Wave’s key strategic initiatives is the commercialization of its HPV offerings. Third Wave recently submitted to the U.S. Food and Drug Administration (the “FDA”) pre-market approval applications for two HPV tests. These submissions are based on a recently completed clinical trial.

Third Wave markets a growing number of products, including analyte specific reagents (ASRs). These ASRs allow certified clinical reference laboratories to create assays to perform hepatitis C virus genotyping, inherited disorders testing (e.g., Factor V Leiden), and a host of other mutations associated with genetic predispositions and other diseases (e.g. Cystic Fibrosis). Third Wave has developed or plans to develop a menu of molecular diagnostic products for clinical applications that include women’s health applications, hospital acquired infections, genetics and pharmacogenetics, and oncology. Third Wave also has a number of other Invader products including those for research, agricultural and other applications.

In March 2008, Third Wave received clearance from the FDA for its InPlex™ Cystic Fibrosis (CF) Molecular Test. The test simultaneously detects and identifies cystic fibrosis mutations in patient DNA samples.

In August 2005, Third Wave received clearance from the FDA for its Invader UGT1A1 Molecular Assay. The Invader UGT1A1 Molecular Assay is cleared for use to identify patients who may be at increased risk of adverse reaction to the chemotherapy drug Camptosar® (irinotecan) by detecting and identifying specific mutations in the UGT1A1 gene that have been associated with that risk. Camptosar, marketed in the U.S. by Pfizer, Inc., is used to treat colorectal cancer and was relabeled in 2005 to include dosing recommendations based on a patient’s genetic profile.

Available Information. Third Wave is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Third Wave’s directors and officers, their remuneration, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of Third Wave’s securities and any material interests of such persons in transactions with Third Wave is required to be disclosed in proxy statements distributed to Third Wave’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Third Wave that have been filed via the EDGAR system.

9. Certain Information Concerning Hologic and the Purchaser

Hologic and the Purchaser. Hologic is a Delaware corporation. Hologic is a diversified medical technologies company dedicated to serving the healthcare needs of women. Historically, Hologic has developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, Hologic completed its business combination with Cytyc Corporation (“Cytyc”), a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, prenatal diagnostics, treatment of excessive menstrual bleeding and partial breast radiation therapy.

Hologic’s breast health products include a broad portfolio of breast imaging and related products, including digital and film-based mammography systems, computer-aided detection (“CAD”), breast biopsy guidance systems, minimally invasive breast biopsy and tissue extraction devices, breast cushioning pads, accelerated partial breast radiation therapy devices and our photoconductor coating business, an ancillary business that we acquired as part of our acquisition of AEG Elektrofotografie GmbH. Hologic’s skeletal health products primarily consist of dual-energy X-ray bone densitometry systems, an ultrasound-based osteoporosis assessment product, our fluoroscopic mini C-arm imaging products and line of extremity Magnetic Resonance Imaging (“MRI”) systems that are manufactured by Esaote, Hologic’s original equipment manufacturer.

Cytyc’s product offerings have historically been divided between diagnostics and surgical. Cytyc’s core diagnostics are the ThinPrep System, which is primarily used in cytology testing applications, such as cervical cancer screening, and the Full Term Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s core surgical products include the NovaSure System, which enables physicians to treat women suffering from menorrhagia or excessive uterine bleeding with a minimally invasive endometrial ablation procedure, and the Adiana Transcervical Sterilization (TCS) system, which is a form of permanent female contraception intended as an alternative to tubal ligation currently under review by the FDA. The MammoSite Radiation Therapy System, which is a single-use device for the treatment of early-stage breast cancer, is now part of our breast health products.

Hologic’s legal name as specified in its certificate of incorporation is Hologic, Inc. Hologic’s business address is 35 Crosby Drive, Bedford, Massachusetts, 01730. The telephone number at such office is (781) 999-7300.

The Purchaser is a Delaware corporation that was recently formed at the direction of Hologic for the purpose of effecting the Offer and the Merger. The Purchaser is wholly-owned by Hologic. Until immediately before the time the Purchaser purchases Shares in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser’s principal executive office is located at c/o Hologic, Inc. 35 Crosby Drive, Bedford, Massachusetts, 01730. The telephone number of the Purchaser at that office is (781) 999-7300.

The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Hologic and the Purchaser are set forth in Schedule I hereto.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither Hologic, nor the Purchaser, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Hologic or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Third Wave and (ii) neither Hologic, the Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Third Wave during the past 60 days.

Except as set forth in this Offer to Purchase, none of Hologic, the Purchaser, nor any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Third Wave or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Hologic or any of its subsidiaries (including the Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Third Wave or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Hologic, the Purchaser or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Hologic, the Purchaser or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Hologic and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Pursuant to rules adopted under the Exchange Act,

Hologic is exempt from some of the filing requirements of the Exchange Act, including the proxy information provisions of Section 14 and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, as well as other information filed by Hologic and the Purchaser with the SEC, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Hologic and the Purchaser have filed with the SEC via the EDGAR system.

10. Source and Amount of Funds

The Offer is not subject to any financing condition. However, we have recently been formed for the limited purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Until immediately before the time we purchase Shares in the Offer, it is not anticipated that we will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. As contemplated by the Merger Agreement, we plan to obtain the financial resources to pay for the Shares tendered in the Offer from Hologic. The aggregate amount of funds required by the Purchaser to purchase all of the issued and outstanding Shares (other than any Shares already owned by the Purchaser, Hologic and their subsidiaries) pursuant to the Offer and to pay fees and expenses relating to the Offer as well as the subsequent Merger, is expected to be approximately $600 million. Hologic has entered into the Commitment Letter with GSCP, dated as of June 8, 2008, a copy of which is incorporated by reference as an exhibit to the Schedule TO filed with the SEC on the date hereof and is incorporated by reference herein. Under the Commitment Letter, GSCP has agreed to provide senior secured term loans to Hologic in the aggregate amount of $600,000,000 and a senior secured revolving line of credit in the amount of $200,000,000 in order to finance the Offer, the Merger and the related transactions. Hologic has agreed with Third Wave to provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. If Hologic fails to obtain timely the financing contemplated by the Commitment Letter, Hologic may not be able to provide resources to pay for your shares.

Hologic, the Purchaser and Third Wave have agreed that Third Wave will have the right to terminate the Merger Agreement in the event of a No Fault Financing Failure except that Third Wave may not terminate the Merger Agreement as a result of a No Fault Financing Failure or as a result of a material breach by Hologic of any representation, warranty, covenant or agreement on its part or on the part of the Purchaser if the sole reason that Hologic does not obtain the debt financing contemplated by the Commitment Letter is Third Wave’s failure to use commercially reasonable efforts to provide the information relating to Hologic’s financing that it is required to provide pursuant to the Merger Agreement. If the Purchaser fails to consummate the Offer because Third Wave has elected to terminate the Merger Agreement as the result of a No Fault Financing Failure, Hologic and Third Wave have agreed that Third Wave’s sole remedy will be its receipt from Hologic of an $18 million termination fee.

The Commitment Letter contemplates Hologic’s entry into an amendment and restatement of its existing credit and guaranty agreement (a copy of which is incorporated by reference as an exhibit to the Schedule TO filed with the SEC on the date hereof) which Hologic, and certain of its domestic subsidiaries entered into with GSCP and Banc of America Securities LLC as joint lead arrangers, and the other lenders therein named on October 22, 2007. The Commitment Letter contemplates that the amended and restated credit facility will consist of:

•	$600.0 million in term loan facilities (the “term loan facilities”); and

•	a $200.0 million revolving credit facility (the “revolving loan facility”).

It is anticipated that certain domestic subsidiaries of Hologic will be required to guarantee Hologic’s obligations under the credit facilities and that the credit facilities will be secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of Hologic and those certain domestic subsidiaries of Hologic that are party to Hologic’s existing credit agreement, a first priority security interest in 100% of the capital stock of each guarantor, 65% of the capital stock issued by certain first-tier foreign subsidiaries of Hologic and certain first-tier subsidiaries of each guarantor, and all intercompany debt.

The Commitment Letter provides that the final maturity dates for the credit facilities will be as follows:

•	for the term loan facility, September 30, 2012; and

•	for the revolving loan facility, September 30, 2012.

The Commitment Letter provides that Hologic will be required to make scheduled principal payments under the term loan facility in equal quarterly amounts of (i) 10% per annum prior to and including the 2nd anniversary of the Closing Date (as defined in the Commitment Letter) and (ii) 15% per annum after the 2nd anniversary of the Closing Date and prior to and including the 4th anniversary of the Closing Date, with 12.5% of the original principal amount of the term loan facility due each quarter of the immediately succeeding year and the full remaining balance due at maturity. No amortization will be required with respect to the revolving loan facility.

The Commitment Letter provides that Hologic will be permitted to voluntarily prepay any of the credit facilities without premium or penalty (other than applicable breakage costs related to interest on Eurodollar loans).

The Commitment Letter provides that all amounts outstanding under the credit facilities will bear interest, at Hologic’s option, as follows:

•	initially, with respect to loans made under the revolving loan facility and the term loan facility:

•	at the Base Rate (as such term is defined in Hologic’s existing credit agreement) plus 1.75% per annum; or

•	at the reserve Adjusted Eurodollar Rate (as such term is defined in Hologic’s existing credit agreement) plus 2.75% per annum.

It is anticipated that the margin applicable to loans under the revolving loan facility and the term loan facility will be subject to specified changes based on certain changes in the leverage ratio specified in the amended and restated credit agreement.

The amended and restated credit agreement is anticipated to provide that Hologic will be required to pay a quarterly unused line fee at a per annum rate of 0.50%, on the undrawn commitments available under the revolving loan facility.

The amended and restated credit agreement will contain customary affirmative and negative covenants similar to those presently contained in Hologic’s existing Credit Agreement.

GSCP’s obligations to provide the financing contemplated by the Commitment Letter is subject to the absence of a material adverse effect on Hologic, the accuracy of certain representations and warranties of Third Wave made in the Merger Agreement, the accuracy of certain representations and warranties of Hologic contained in Hologic’s existing credit agreement, the absence of certain product recalls, the satisfaction of each of the conditions to the Offer, and the absence of fraud. Additionally, the terms of the Commitment Letter provide that the Commitment Letter will expire if the term loan is not funded on or before December 5, 2008. There is a possibility that Hologic will not be able to consummate the financing contemplated by the Commitment Letter. Neither Hologic nor the Purchaser currently have any alternative financing arrangements in place if the financing contemplated by the Commitment Letter is not available as anticipated.

The amended and restated credit agreement has not yet been finalized and will not be entered into until immediately prior to the consummation of the Offer. Accordingly, Hologic and GSCP may agree to financing terms that differ from the terms set forth in the Commitment Letter or those described in this Offer to Purchase.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

Hologic’s board of directors has from time to time in recent years engaged with Hologic’s senior management in strategic reviews and considered ways to enhance Hologic’s performance and prospects in light of the business and economic environment. These reviews have included consideration of potential transactions with third parties that would further Hologic’s strategic objectives and the potential benefits and risks of those transactions. These strategic reviews have on several occasions related to informal exploratory discussions regarding potential strategic transactions, including possible business combinations with Third Wave and other companies in the life sciences/healthcare industry.

On Saturday, March 15, 2008, representatives of Hologic’s business development team were contacted by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Third Wave’s financial advisor, requesting the scheduling of a telephone conversation in order to inform Hologic of an opportunity concerning a company engaged in the development of products relating to the detection of human papillomavirus (“HPV”).

On Tuesday, March 18, 2008, representatives of Hologic and representatives of Merrill Lynch participated in a telephone conference during which Merrill Lynch explored Hologic’s interest in acquiring Third Wave. The parties discussed Hologic’s entry into a confidentiality agreement with Third Wave as a precondition to continuing discussions relating to the acquisition opportunity. Following this conference, Merrill Lynch delivered to Hologic a draft of the proposed confidentiality agreement.

Between Tuesday, March 18, 2008, and Friday, March 28, Hologic’s general counsel, and representatives of Merrill Lynch and Kirkland & Ellis LLP (“Kirkland & Ellis”), special counsel to Third Wave, negotiated the terms of the confidentiality agreement.

On Friday, March 28, 2008, the parties entered into a confidentiality agreement prohibiting Hologic from releasing any confidential information it received from Third Wave. The agreement further provided that Hologic and its representatives would direct any request for information concerning a possible transaction to Merrill Lynch and XMS Capital Partners (“XMS”), Third Wave’s financial advisors, and that without the approval of Merrill Lynch and XMS, Hologic would not contact any member of Third Wave’s management team, any of employee of Third Wave or any customer, supplier or other third party that conducts business with Third Wave with respect to the proposed acquisition.

On Monday, March 31, 2008, Merrill Lynch and XMS delivered a letter to Hologic indicating that Third Wave was inviting a select number of parties to submit preliminary, non-binding written indications of interest relating to the acquisition of Third Wave prior to 5:00 p.m. on Monday, April 21, 2008. The letter indicated that after evaluating any indications of interest received, certain parties would be invited to proceed to the second phase of the process including the opportunity to conduct in-depth evaluations of Third Wave. The letter asked Hologic to specify (i) the price per share Hologic would be willing to pay at closing to acquire 100% of the fully diluted common stock of the Company, (ii) the source of the funds necessary to consummate the acquisition, (iii) a detailed description of any additional due diligence required to be completed, (iv) any anticipated corporate, shareholder or regulatory approvals necessary prior to execution of a definitive agreement relating to the acquisition and (v) any other material conditions to consummation of a proposed acquisition. Additionally, on

March 31, 2008, Merrill Lynch and XMS delivered a separate letter to Hologic inviting it to participate in a meeting with representatives of senior management of Third Wave on April 8, 2008, in Chicago, Illinois.

On Monday, April 7, 2008, Merrill Lynch delivered a power point presentation to Hologic relating to Third Wave’s management presentation to be delivered the following day.

On Tuesday, April 8, 2008, representatives of Hologic attended Third Wave’s management presentation in Chicago, Illinois. During this meeting, the representatives of Third Wave’s senior management team participating in the presentation reviewed Third Wave’s products and technology, research and development efforts, intellectual property, financial and operational information, the current status of the U.S. Food and Drug Administration’s review of Third Wave’s products including the status of the clinical trials conducted in support of Third Wave’s HPV related products, and Third Wave’s long-term strategies.

On Monday, April 21, 2008, Hologic submitted a preliminary non-binding indication of interest to Merrill Lynch and XMS, setting forth its willingness to acquire all of the outstanding shares of Third Wave in a cash transaction at a preliminary per share price of $11.50, subject to Hologic’s further due diligence review of Third Wave. Additionally, Hologic’s indication of interest described the scope of the due diligence process Hologic intended to conduct prior to signing a definitive acquisition agreement and Hologic’s financing arrangements with respect to its proposed acquisition of Third Wave. On Friday, April 25, 2008, Merrill Lynch and XMS delivered a letter to Hologic inviting Hologic to submit a binding proposal relating to the acquisition of Third Wave and setting forth the procedures to be followed by Hologic in doing so. This letter indicated that Hologic’s binding proposal should be submitted no later than 12:00 p.m. on May 30, 2008 and requested that Hologic submit a preliminary redraft of the a Merger Agreement to be provided by Third Wave by May 23, 2008, in order to enable Third Wave’s advisors to discuss Hologic’s mark-up during the week of May 26, 2008. This letter also indicated that Hologic would be given the opportunity to participate in a detailed management presentation during the week of May 5, 2008, or May 12, 2008, after which representatives of Hologic would be given the opportunity to visit Third Wave’s facilities in Madison, Wisconsin.

On Monday, April 28, 2008, Hologic received an email from Merrill Lynch granting representatives of Hologic access to an electronic data room of due diligence materials maintained by Third Wave. Commencing thereafter, representatives of Hologic, attorneys from Hologic’s outside legal counsel, Brown Rudnick LLP (“Brown Rudnick”), representatives of Hologic’s due diligence advisors, outside regulatory consultants and representatives of Hologic’s financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), conducted an extensive due diligence review of Third Wave and its business and prospects.

On Saturday, May 10, 2008, advisors to Third Wave provided an initial draft of a Merger Agreement to Hologic and attorneys at Brown Rudnick.

On Monday, May 12, 2008, Merrill Lynch delivered a power point presentation to Hologic containing Third Wave’s management presentation to be delivered during the management presentation to be held later that day.

On Monday, May 12, 2008, representatives of Hologic and its legal, financial, tax and accounting advisors attended a presentation regarding Third Wave in Madison, Wisconsin conducted by members of Third Wave’s senior management team. During this meeting, Third Wave’s participants provided a detailed review of Third Wave’s products and technology, research and development efforts, intellectual property, financial and operational information, the current status of the U.S. Food and Drug Administration’s review of Third Wave’s products including the status of the clinical trials conducted in support of Third Wave’s HPV related products, and Third Wave’s long-term strategies. Following Third Wave’s presentation, representatives of Hologic were permitted to tour Third Wave’s facilities in Madison, Wisconsin with representatives of Third Wave.

On Monday, May 19, 2008, Hologic’s chairman and chief executive officer had a telephone conversation with Third Wave’s chief executive officer in order to discuss Hologic’s business culture, operating philosophy, commitment to continue Third Wave research and development efforts and to generally discuss a combination of the two companies.

On Monday, May 19, 2008, XMS delivered to attorneys at Brown Rudnick an initial draft of Third Wave’s disclosure letter relating to the Merger Agreement.

On Wednesday, May 21, 2008, Hologic received a draft financing commitment letter and fee letter relating to the financing for the transaction. Senior management of Hologic and Brown Rudnick continued to negotiate the financing commitment letter and fee letter through June 6, 2008.

On Friday, May 23, 2008, Brown Rudnick delivered a revised version of Third Wave’s initial draft of the Merger Agreement to advisors to Third Wave.

On Tuesday, May 27, 2008, representatives of Hologic were accompanied by a representative of Third Wave during a due diligence visit to the facilities of a key supplier to Third Wave.

On Tuesday, May 27, 2008, representatives of Goldman Sachs indicated to representatives of Merrill Lynch and XMS that Hologic would be submitting a proposal relating to its acquisition of Third Wave but that Hologic’s proposal may not be submitted until Wednesday, June 4, 2008. At this time Goldman Sachs indicated that the additional costs involved in consummating the transaction as a result of change of control provisions contained in Third Wave’s outstanding convertible notes and warrants, and the payments due to Third Wave executives as a result of a change of control transaction, would likely have a negative impact on the valuation assumptions utilized by Hologic in preparing its preliminary non-binding indication of interest delivered on April 21, 2008.

On Wednesday, May 28, 2008, representatives of Brown Rudnick and Kirkland & Ellis discussed Hologic’s revised version of the Merger Agreement.

On Wednesday, May 28, 2008, representatives of Hologic were accompanied by a representative of Third Wave during a due diligence visit to the facilities of a key customer of Third Wave.

On Thursday, May 29, 2008, representatives of Goldman Sachs contacted representative of Merrill Lynch to discuss Hologic’s condition to consummating the acquisition that certain members of Third Wave’s senior management team elect to defer benefits (the accelerated vesting of options and restricted stock units and the payment of cash amounts pursuant to Third Wave’s long term incentive plans) otherwise payable to them as a result of the change of control until such time as Third Wave’s Cervista High-risk screening assay and 16/18 Genotyping assay HPV tests are approved for use by the Food and Drug Administration.

On Friday, May 30, 2008, representatives of Goldman Sachs contacted representatives of Merrill Lynch and XMS to formally request an extension of the May 30th deadline by which to submit proposals relating to the acquisition of Third Wave. At this time Goldman Sachs informed Merrill Lynch and XMS that Hologic’s proposal would be delivered by the end of the day on Monday, June 2, 2008.

On Monday, June 2, 2008, representatives of Goldman Sachs contacted representatives of Merrill Lynch and XMS to indicate that Hologic’s proposal, which Hologic intended to deliver later in the day on June 2, 2008, would likely contain an offer price below the $11.50 per share amount indicated in Hologic’s preliminary non-binding indication of interest delivered on April 21, 2008.

On Monday, June 2, 2008, Hologic delivered a non-binding proposal relating to the acquisition of Third Wave. The proposal described Hologic’s offer to acquire all of the outstanding shares of the capital stock of Third Wave pursuant to a cash tender offer at a per share purchase price of $11.25. Along with its proposal, Hologic submitted a proposed commitment letter received from Goldman Sachs Credit Partners L.P. relating to

GSCP’s provision of term and revolving loan facilities in an amount sufficient to enable Hologic to consummate the acquisition. Hologic’s proposal also included the terms of certain arrangements Hologic proposed to enter into with certain senior executives of Third Wave (the “Deferral Agreements”) relating to the deferral of certain benefits (the accelerated vesting of options and restricted stock units and the payment of cash amounts pursuant to Third Wave’s long term incentive plans) otherwise payable to these senior executives as a result of the change of control until such time as Third Wave’s Cervista High-risk screening assay and 16/18 Genotyping assay HPV tests are approved for use by the Food and Drug Administration.

On Monday, June 2, 2008, after Third Wave had received Hologic’s non-binding proposal, representatives of Goldman Sachs, Merrill Lynch and XMS discussed Hologic’s proposal. During this telephone conference Goldman Sachs requested that Third Wave agree to grant to Hologic a limited period of exclusivity during which to negotiate its proposed acquisition. This request was rejected. Following this telephone conference, Goldman Sachs, Merrill Lynch and XMS had a subsequent telephone conference to discuss the Deferral Agreements. During this call, Goldman Sachs informed Merrill Lynch and XMS that a representative of Hologic would be available to meet with Third Wave representatives in Detroit, Michigan the following day in order to discuss the Deferral Agreements.

On Monday, June 2, 2008, the chief executive officers of Hologic and Third Wave participated in a telephone conference in order to discuss Hologic’s proposal and the substance of the Deferral Agreements.

On Tuesday, June 3, 2008, a Hologic representative met with representatives of Third Wave in Detroit, Michigan to begin discussing the terms of the Deferral Agreements.

On Tuesday, June 3, 2008, Kirkland & Ellis delivered a revised draft Merger Agreement in response to Hologic’s initial redraft delivered to Third Wave on May 23, 2008. During that day attorneys at Brown Rudnick and Kirkland & Ellis began to negotiate the terms of the Merger Agreement.

On the morning of Wednesday, June 4, 2008, Brown Rudnick delivered a revised draft Merger Agreement. During that day attorneys at Brown Rudnick and Kirkland & Ellis continued to negotiate the terms of the Merger Agreement.

On Wednesday, June 4, 2008, representatives of Merill Lynch and XMS informed Goldman Sachs that Third Wave’s board of directors requested that Hologic increase its acquisition price from $11.25 per share to $11.50 per share.

On Wednesday, June 4, 2008, the board of directors of Hologic convened a special telephonic meeting to consider the proposed transaction with Third Wave. At the meeting, representatives of Goldman Sachs informed Hologic’s board of directors that Third Wave’s financial advisors had requested that Hologic increase its acquisition price from $11.25 per share to $11.50 per share. The board rejected this request. At the meeting, the Hologic board of directors voted to approve the Merger Agreement in substantially the form presented at the meeting and the transactions contemplated thereby based upon Hologic’s proposed purchase price of $11.25 per share. The board of directors also designated certain officers of Hologic to negotiate the satisfactory resolution of the remaining unresolved issues in Merger Agreement and the Deferral Agreements. The board of directors also approved Hologic’s entry into the Commitment Letter with GSCP.

Between Wednesday, June 4, 2008, and Sunday, June 8, 2008, Brown Rudnick, representatives of Hologic, a member of the Compensation Committee of the Board of Third Wave, the executives being asked to execute a Deferral Agreement and their respective legal counsel determined the terms of the Deferral Agreements.

On the morning of Thursday, June 5, 2008, Brown Rudnick delivered a revised draft Merger Agreement. During a telephone conference later that day Kirkland & Ellis enumerated a short list of remaining open issues relating to the Merger Agreement. Following this telephone conference, Brown Rudnick, Kirkland & Ellis and representatives of Merrill Lynch, XMS and Goldman Sachs continued to negotiate the terms of the Merger Agreement.

On Thursday, June 5, 2008, representatives of Goldman Sachs discussed the terms of the Deferral Agreements with representatives of Merrill Lynch and XMS in order to attempt to resolve all outstanding issues relating thereto.

On Friday, June 6, 2008, Brown Rudnick delivered a revised draft of the Merger Agreement to Kirkland & Ellis.

On Saturday, June 7, 2008, representatives of Hologic participated in a telephone conversation with representatives of Third Wave in order to further review statistical information relating to clinical trials conducted in support of Third Wave’s HPV products.

On Saturday June 7, 2008, and Sunday, June 8, 2008, Brown Rudnick and Kirkland & Ellis finalized the Merger Agreement while Brown Rudnick and counsel to the parties to the Deferral Agreements finalized the terms of the Deferral Agreements.

By Sunday morning, June 8, 2008, all remaining issues with the Deferral Agreements had been resolved and the Merger Agreement had been finalized.

On Sunday, June 8, 2008, the board of directors of Third Wave convened another special meeting to consider the proposed transaction with Hologic. At the meeting, the Third Wave board of directors voted unanimously to approve the Merger Agreement and the transactions contemplated thereby. Thereafter, Hologic, the Purchaser and Third Wave executed the Merger Agreement and the other related agreements were simultaneously executed. Thereafter, the chief executive officers of Hologic and Third Wave participated in a telephone conference to discuss the execution of the definitive Merger Agreement and to discuss future plans for the combined companies.

On Monday, June 9, 2008, Hologic and Third Wave issued a press release announcing the transaction.

12.	Purpose of the Offer; Plans for Third Wave; Other Matters

Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, Third Wave. The Offer is being made according to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of Third Wave. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.

If the Merger is completed, Hologic will own 100% of the equity interests in Third Wave, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Third Wave and entitlement to any increase in its value. Similarly, Hologic would also bear the risk of any losses incurred in the operation of Third Wave and any decrease in the value of Third Wave.

Third Wave stockholders who sell their Shares in the Offer will cease to have any equity interest in Third Wave and to participate in any future growth in Third Wave. If the Merger is completed, the current stockholders of Third Wave will no longer have an equity interest in Third Wave and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—“The Merger Agreement; Other Agreements.” Similarly, the current stockholders of

Third Wave will not bear the risk of any decrease in the value of Third Wave after selling their Shares in the Offer or the Merger.

Plans for Third Wave. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Third Wave, the disposition of securities of Third Wave, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Third Wave, or the sale or transfer of a material amount of assets of Third Wave. After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the board of directors of Third Wave and each of its subsidiaries in proportion to our ownership of the outstanding Shares, as described below under the caption “Third Wave’s Board of Directors” in Section 13—“The Merger Agreement; Other Agreements.” After completion of the Offer and the Merger, Third Wave will be a direct wholly-owned subsidiary of Hologic. After completion of the Offer and the Merger, the reconstituted Third Wave board of directors expects to work with Third Wave’s management to evaluate and review Third Wave and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Third Wave into Hologic’s operations. As a result of this review and integration, it is possible that we could implement changes to Third Wave’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. The Purchaser and, after completion of the Offer and the Merger, the reconstituted Third Wave board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete the Merger under the “short-form” provisions of the DGCL, we expect to acquire additional Shares by exercising the 90.0005% Top-Up Option, subject to the limitations set forth in the Merger Agreement.

Stockholder Approval. Under the DGCL, the approval of the board of directors of the Purchaser and Third Wave is required for approval of the Merger Agreement and the completion of the Merger, and the affirmative vote of the holders of a majority of the voting power of the outstanding Shares is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger procedure described below is available. Third Wave has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Third Wave and the completion by Third Wave of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of Third Wave, subject to the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required in accordance with the DGCL. Third Wave has further represented that the approval described in the preceding sentence is the only stockholder vote required to adopt the Merger Agreement and complete the Merger. After the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any subsequent offering period, Third Wave has agreed, if necessary, to set a record date for, call and give notice of a special meeting of its stockholders to consider and take action upon the Merger Agreement. The special meeting would be held as promptly as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after the expiration of any subsequent offering period. Hologic has agreed to vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of Hologic’s other subsidiaries and affiliates in favor of the adoption of the Merger Agreement.

Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation that, absent Section 253, would be entitled to vote on the Merger, the parent corporation may merge the subsidiary corporation into itself or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the stockholders of the subsidiary corporation (such merger, a “Short-Form Merger”). In the event that the Purchaser acquires in the aggregate at least 90% of each class and series of capital stock of Third Wave as a result of the Offer, in a subsequent offering period or otherwise (and including as a result of its exercise of the 90.0005% Top-Up

Option), then the Purchaser will cause the Short-Form Merger to be effected without a meeting of the stockholders of Third Wave, subject to compliance with the provisions of Section 253 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer, including any subsequent offering period, to complete a Short-Form Merger, the Purchaser expects to exercise the 90.0005% Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase a number of Shares required to complete a Short-Form Merger, taking into account the Shares issued upon exercise of the 90.0005% Top-Up Option. We could also seek to purchase additional Shares in the open market or otherwise to permit us to complete a Short-Form Merger. According to the Merger Agreement, we are required to effect a Short-Form Merger if permitted to do so under the DGCL.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not then held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Third Wave and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short-Form Merger) is consummated, holders of the Shares at the effective time of the Merger will have certain rights under the provisions of Section 262 of the DGCL, including the right to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Third Wave stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, on the amount determined to be the fair value. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or equal to, the price per Share to be paid in the Merger.

The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest.

13.	The Merger Agreement; Other Agreements

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning Hologic and the Purchaser.” Stockholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within ten (10) business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14—“Conditions of the Offer,” the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

The Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Third Wave’s prior written approval the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares to be purchased in the Offer;

•	impose conditions or requirements to the Offer that are different than or in addition to the conditions and requirements described in Section 14—“Conditions of the Offer”;

•	amend the conditions to the Offer so as to broaden the scope of the conditions to the Offer;

•	extend the Offer in any manner other than pursuant to and in accordance with the terms of the Merger Agreement;

•	amend or waive the Minimum Condition; or

•	otherwise amend any other term or condition of the Offer in a manner adverse to the holders of Shares.

The Merger Agreement provides that the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring prior to the expiration date of the Offer.

The Merger Agreement provides that the Purchaser will extend the Offer:

•	to the extent required by applicable laws, rules, regulations, interpretations or positions of the SEC or NASDAQ; and

•

for one or more periods of not more than ten (10) business days until the earlier to occur of December 5, 2008 or the termination of the Merger Agreement in accordance with its terms, if at any expiration date of the Offer any of the conditions to the Offer have not been satisfied.

The Purchaser may extend the Offer for a subsequent offering period, in compliance with applicable securities laws, of not less than three (3) nor more than twenty (20) business days immediately following the expiration date of the Offer. In the event that more than fifty percent (50%) but less than ninety percent (90%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer on the expiration date of the Offer, The Purchaser is required to extend the Offer for a subsequent offering period of ten (10) business days immediately following the expiration date of the Offer.

The Purchaser has agreed that it will not terminate the Offer prior to any scheduled expiration date of the Offer without the written consent of Third Wave except if the Merger Agreement is terminated pursuant to its terms. Hologic has agreed that it will not cause Purchaser to terminate or withdraw the Offer other than in connection with an effective termination of the Merger Agreement.

Third Wave’s Board of Directors. Under the Merger Agreement, promptly after the Purchaser accepts for payment and pays for any Shares validly tendered in the Offer, the Purchaser is entitled to designate up to such number of directors on the Third Wave board of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Third Wave board of directors (giving effect to any increase in the number of directors pursuant hereto) and (y) a fraction, the numerator of which is the number of Shares held by Hologic and Purchaser (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares (the “Director Percentage”). Promptly following a request by Hologic, Third Wave shall use its best efforts to cause the individuals so designated by Hologic to be elected or appointed to the Third Wave board of directors and, at the request of Hologic, each board of directors or similar governing body of each subsidiary of Third Wave, including (at the election of Hologic) either by increasing the size of the board of directors of Third Wave (or the board of directors or similar governing body of the applicable subsidiary of Third Wave) and electing Hologic’s designees to the newly created positions or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Hologic to be elected or appointed to the Third Wave board of directors (and the board of directors or similar governing body of the applicable subsidiary of Third Wave) and electing Hologic’s designees to the vacancies created by such resignations. In the case of Third Wave Japan, Inc., a non-wholly owned subsidiary of Third Wave, Hologic will be entitled to elect a number of directors equal to the product of the Director Percentage and the total number of Directors Third Wave is entitled to designate to the board of directors of Third Wave Japan, Inc.

The Merger Agreement provides that the Third Wave board of directors shall have at least the number of directors as may be required by the regulations of the SEC and NASDAQ or the federal securities laws who are considered “independent” directors within the meaning of such rules and laws. The Merger Agreement also provides that Third Wave shall, to the extent permitted by the rules and regulations of NASDAQ, elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4250(c)(5) and make all necessary filings and disclosures associated with such status. After completion of the Offer and the election of Hologic’s designees to Third Wave’s board of directors, any directors who are currently members of Third Wave’s board of directors and remain so at least through completion of the Merger shall be referred to as “Continuing Directors.” The Merger Agreement provides that, in the event Hologic’s designees are appointed to the Third Wave board of directors prior to the effective time of the Merger, the approval of a majority of the Continuing Directors is required for Third Wave to;

•	amend or terminate the Merger Agreement;

•	extend the time for performance of, or waive, any of the obligations or other acts of Hologic or the Purchaser under the Merger Agreement;

•	waive any of Third Wave’s rights under the Merger Agreement;

•	amend, rescind, repeal or waive the certificate of incorporation or bylaws of the Company, or

•	make any other determination with respect to any action to be taken or not to be taken by or on behalf of Third Wave relating to the Merger Agreement.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

•	the Purchaser will be merged with and into Third Wave and, as a result of the Merger, the separate corporate existence of the Purchaser will cease;

•	Third Wave will be the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”) and will continue to be governed by the DGCL; and

•	the separate corporate existence of Third Wave, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

The Purchaser and the Surviving Corporation will take all necessary actions such that, after the effective time of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to be in the forms attached to the Merger Agreement.

The Offer is subject to the Minimum Condition that, prior to the expiration date of the Offer (as may be extended from time to time), there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares held by Third Wave as treasury stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number.

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if the Merger Agreement is terminated in accordance with its terms, or unless, among other things:

•

any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable Federal, state and foreign regulatory laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition have expired or terminated;

•

the representations and warranties of Third Wave contained in the Merger Agreement (other than the representations and warranties relating to corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute) shall be true and correct in all respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined below) on Third Wave;

•

the representations and warranties of Third Wave concerning corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute, shall be true and correct in all material respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects of such date);

•

Third Wave has not failed to perform in any material respect any of its obligations under the Merger Agreement or to comply in any material respect with any covenant or other agreement to be performed by or complied with by it under the Merger Agreement with such failure remaining uncured as of the expiration date of the Offer;

•

no court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order, and no governmental authority has enacted a law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger on and as of the expiration date of the Offer;

•

there shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined below) on Third Wave.

Material Adverse Effect. As used in the Merger Agreement, the term “Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Third Wave and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the business in which Third Wave and its Subsidiaries operate, including any changes in applicable law affecting such business, including generally applicable rules, regulations and administrative policies of the Federal Drug Administration, or published interpretations thereof, (C) the announcement of the Merger Agreement or the pendency of the transactions contemplated hereby, including any fees or expenses incurred in connection therewith, (D) the identity of Hologic or any of its affiliates as the acquiror of Third Wave, (E) compliance with the terms of, or the taking of any action required to be taken by the Merger Agreement or consented to by Hologic, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the common stock (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to a Material Adverse Effect on Third Wave), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Material Adverse Effect on the Third Wave), or (J) any legal proceedings made or brought by any of the current, former or future stockholders of Third Wave (on their own behalf or on behalf of the Third Wave) arising out of or related to the Merger Agreement or the Merger, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate negative impact on Third Wave and its subsidiaries, taken as a whole, compared to other comparable participants in Third Wave’s industry.

Conversion of Capital Stock. At the effective time of the Merger, by virtue of the Merger and without any further action on the part of Third Wave, Purchaser or the holders of the Shares:

•

Each Share held by Third Wave as treasury stock or owned directly or indirectly by Hologic immediately prior to the effective time of the Merger (whether pursuant to the Offer or otherwise) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

•

Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the effective time of the Merger shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

•

Each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares to be canceled as described above), automatically shall be canceled and converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon, payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (or book-entry Shares).

After the effective time of the Merger, the Shares will no longer be outstanding and cease to exist, and each holder of a certificate representing Shares (or book-entry Shares) will cease to have any rights with respect thereto, except the right to receive the Offer Price in cash, without interest, upon the surrender of such certificate (or book-entry Shares). The price to be paid for each Share in the Merger will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or similar change with respect to the Shares that occurs prior to the effective time of the Merger. Prior to the effective time of the Merger, Hologic or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

90.0005% Top-Up Option. Pursuant to the Merger Agreement, Third Wave granted to the Purchaser an irrevocable “90.0005% Top-Up Option” to purchase a number of Shares, at a price per share equal to the Offer Price that, when added to the number of Shares owned by Hologic, the Purchaser and their wholly-owned subsidiaries at the time of such exercise, will constitute 90.0005% of the Shares then outstanding (after giving effect to the 90.0005% Top-Up Option). The exercise price for the 90.0005% Top-Up Option is to be paid by delivery of a promissory note by the Purchaser with such note bearing simple interest at 3% per annum, maturing on the first anniversary of the date of execution and delivery and eligible to be prepaid without premium or penalty. We expect to exercise the 90.0005% Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. The 90.0005% Top-Up Option is not exercisable for a number of Shares in excess of Third Wave’s total authorized and unissued Shares.

Treatment of Options and Restricted Stock Units. After completion of the Merger, all vested and unvested options which have not been exercised and any unvested restricted stock units will be assumed by Hologic and converted into options or restricted stock units as applicable, denominated in shares of Hologic common stock and which have other terms and conditions substantially identical to those of the related options or restricted stock units except for the number of shares and the applicable exercise price if applicable. The number of shares applicable to such options or restricted stock units will be converted by multiplying the number of options or unvested restricted stock units prior to the Merger by the Award Exchange Ratio (and rounding such amount up to the nearest share if .5 or above and down to the nearest share if below .5). The exercise price for options shall be converted by dividing the exercise price of the options prior to the Merger by the Award Exchange Ratio with such quotient rounded up to the nearest whole cent.

Stockholders’ Meeting; Merger Without a Meeting of Stockholders. If necessary, Third Wave has agreed, acting through its board of directors, to:

•

as promptly as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer and the expiration of any subsequent offering period, duly set a record date for, call and give notice of a special meeting of its stockholders, which we refer to as the “special meeting,” for the purpose of considering and taking action upon the Merger Agreement, and convene and hold the special meeting;

•	cause a definitive proxy statement for the special meeting to be mailed to Third Wave’s stockholders;

•

solicit proxies from its stockholders in favor of the adoption of the Merger Agreement and secure the approval of the stockholders as required by the DGCL and any other applicable law to effect the Merger.

In connection with any special meeting, Third Wave and Hologic have also agreed to jointly prepare, and Third Wave has agreed to file with the SEC, a proxy statement with respect to the special meeting as soon as practicable after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer, and after any subsequent offering period. Third Wave has agreed to include in the proxy statement the recommendation of Third Wave’s board of directors that stockholders of Third Wave vote in favor of the adoption of the Merger Agreement. The Merger Agreement provides that Hologic will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of their subsidiaries and affiliates in favor of the adoption of the Merger Agreement.

If Purchaser, as a result of the Offer, and any of their subsidiaries and affiliates holds at least 90% of the outstanding shares of each class of capital stock of Third Wave that would, in the absence of Section 253 of the DGCL be entitled to vote on the Merger after the Purchaser accepts for payment and pays for all Shares validly tendered in the Offer and after any subsequent offering period, Hologic, Purchaser and Third Wave shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of Third Wave’s stockholders pursuant to the “short-form” merger provisions of Section 253 of the DGCL.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Third Wave to Hologic and the Purchaser and representations and warranties made by Hologic and the Purchaser to Third Wave. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Third Wave has made customary representations and warranties to Hologic and the Purchaser with respect to, among other things:

•	corporate matters related to Third Wave, such as organization, standing, power and authority;

•	its capitalization;

•	subsidiaries of Third Wave;

•	the validity of the Merger Agreement, including approval by Third Wave’s board of directors;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain changes;

•	litigation;

•	material contracts;

•	intellectual property;

•	environmental matters;

•	taxes;

•	employee benefit plans and ERISA matters

•	title to properties and the absence of certain encumbrances;

•	compliance with laws;

•	brokers’ fees and expenses;

•	the opinion of its financial advisor;

•	affiliate transactions;

•	the inapplicability of state takeover statutes to the Offer or the Merger;

•	the absence of undisclosed material liabilities;

•	suppliers to Third Wave;

•	insurance;

•	certain business practices; and

•	regulatory compliance.

In the Merger Agreement, Hologic and the Purchaser have made customary representations and warranties to Third Wave with respect to, among other things:

•	corporate matters, such as organization, standing, power and authority;

•	the validity of the Merger Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	sufficiency of funds and financing;

•	the operations of the Purchaser;

•	litigation;

•	ownership of Shares by Hologic and the Purchaser;

•	no vote required on the part of Hologic or the Purchaser to consummate the Offer or the Merger; and

•	no management agreements.

None of the representations and warranties contained in the Merger Agreement or in any schedule, instrument or other document delivered in connection with the Merger Agreement survive the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

Interim Operations; Covenants. Except as disclosed prior to execution of the Merger Agreement, required by the terms of the Merger Agreement required by applicable law, or agreed to in writing by Hologic, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the time of payment for Shares validly tendered pursuant to this Offer, Third Wave has agreed that it will use reasonable best efforts to:

•	conduct its businesses in all material respects in the ordinary course consistent with past practice;

•	preserve substantially intact its present business organizations and capital structure;

•	keep available the services of their current officers and other key employees;

•	maintain in effect all material licenses, approvals, and authorizations; and

•	it will use commercially reasonable efforts to preserve satisfactory relationships with lenders, customers, suppliers and others having material business relationships with Third Wave.

In addition, except as required by the terms of the Merger Agreement or applicable law, or agreed to in writing by Hologic, Third Wave will not, among other things and subject to certain exceptions set forth in the Merger Agreement or under applicable law:

•	amend the governing documents of Third Wave or amend the terms of any outstanding security of Third Wave;

•

split, combine or reclassify any shares of capital stock of Third Wave; declare, set a record date for, set aside or pay any dividend or other distribution further payable in cash, stock or property or any combination thereof with respect to Third Wave’s capital stock; redeem, purchase or acquire any equity interests or offer to do so; except in certain limited circumstances, issue shares of, or securities convertible into or exchangeable for, or grant any options, stock appreciation rights or restricted stock units convertible into or exchangeable for, or warrants or rights to acquire, any shares of capital stock of Third Wave, or grant to any person any right the value of which is based on the value of Shares or other capital stock, except that Third Wave may issue shares of Third Wave capital stock upon the exercise of outstanding options, stock appreciation rights or restricted stock units;

•

acquire any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of business of Third Wave or any of its subsidiaries in a manner that is consistent with past practices, (B) capital expenditures in the ordinary course of business in a manner that is consistent with the Company’s budget for fiscal year 2008, and (C) any such transactions between Third Wave and any of its subsidiaries or between any subsidiaries of Third Wave;

•

sell, lease or otherwise transfer, or create or incur any lien on, any assets, investments, properties, interests or businesses of Third Wave or any of its subsidiaries, other than (A) sales of inventory in the ordinary course of business of Third Wave or any of its subsidiaries in a manner that is consistent with past practices or between any subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate and (C) such transactions between Third Wave or any of its subsidiaries or between any subsidiaries;

•

other than in connection with drawdowns in an aggregate amount not to exceed $5,000,000 on or repayments of any existing credit facilities, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, other than the incurrence, assumption or guarantee of indebtedness (i) between Third Wave, on the one hand, and any of its subsidiaries, on the other hand, or (ii) not in excess of $1,000,000 in the aggregate;

•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities in excess of $1,000,000 in the aggregate;

•

make any material loans, advances or capital contributions to, or investments in, any other person in excess of $1,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Third Wave and/or its subsidiaries or (ii) as required by existing contracts set forth in the Merger Agreement;

•

enter into or amend any contract with any executive officer or director of Third Wave or any of its subsidiaries or any person beneficially owning 1% or more of the Shares or the voting power of the Shares;

•	renew, extend, amend or terminate any material contract, or enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date hereof;

•	initiate, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration;

•

other than in the ordinary course of business and consistent with past practices, make or change any material tax election, settle or compromise any material tax liability of Third Wave for an amount in excess of the reserve for such tax liability that is reflected in the financial statements of Third Wave for the period ended March 31, 2008 that are included in SEC Reports, file any amended tax return with respect to any material tax, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

make any change in its financial accounting methods or method of tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Third Wave and its subsidiaries (other than inactive or shell subsidiaries), except insofar as may have been required by a change in regulatory accounting standards and practice, GAAP or applicable law;

•

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Third Wave or any of its subsidiaries (other than inactive or shell subsidiaries that are immaterial), or enter into a letter of intent or agreement in principle with respect thereto;

•

pay or, except in accordance with GAAP, make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement or any existing arrangement with any officer, director, employee or pay or, except in accordance with GAAP, agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of Third Wave of any amount relating to unused vacation days;

•

adopt or pay, grant, issue, accelerate or accrue salary or other material payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Third Wave director, officer, employee or agent, whether past or present or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•

except as publicly announced prior to the date of the Merger Agreement announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees other than routine employee terminations;

•

enter into any agreement or arrangement that limits or otherwise restricts in any material respect Third Wave or any of its subsidiaries or any successor thereto or that would be reasonably expected to, after the effective time of the Merger, limit or restrict in any material respect Third Wave, any of its subsidiaries, the Surviving Corporation or Hologic, from engaging or competing in any material line of business in which such person engages in as of the date hereof, in any location or with any person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business) existing as of the date hereof;

•

revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

•	convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

•

take any action or fail to take any action that is intended to, or could reasonably be expected to, individually or in the aggregate, result in any conditions to the Offer or the Merger not being satisfied or prevent, materially delay or materially impede the ability of Third Wave to consummate the Merger or the other transactions contemplated by the Merger Agreement.

Stock Purchase Plan Termination. Unless otherwise directed in writing by Parent, Third Wave’s board of directors has authorized the termination of Third Wave’s 2000 Employee Stock Purchase Plan, effective no later than the day immediately preceding the effective time of the Merger. Immediately prior to such termination, Third Wave has agreed to cause the administrator of the stock purchase plan to issue to each participant thereunder a certificate or certificates representing the full number of Shares accumulated in each participant’s accounts (to the extent the participant has not tendered such shares in the Offer) and a check for the net proceeds of any fractional share in each such participant’s account.

Commercially Reasonable Efforts. Each of Third Wave, Hologic and the Purchaser has agreed to use commercially reasonable efforts to (i) take all appropriate action, and do all things necessary, proper or advisable under any applicable law or otherwise to complete the transactions contemplated by the Merger Agreement as promptly as practicable; (ii) obtain from any governmental entities and/or third parties any consents, registrations, approvals, permits and authorizations required to be obtained or made by Third Wave, Hologic or the Purchaser or any of their respective subsidiaries; (iii) make the applications or filings required to be made by Third Wave, Hologic or the Purchaser or any of their respective subsidiaries under any applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (v) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (vi) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (vii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission, the Department of Justice or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

From the date of the Merger Agreement until the consummation of the Offer, Hologic and Third Wave have agreed to promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied; or (ii) the receipt of any material notice or other material communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement; or (iii) any regulatory notice, report or result of inspection from the Food and Drug Administration or any similar governmental authority received by Third Wave that would reasonably be expected to be materially adverse to Third Wave; or (iv) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied.

The Purchaser and Third Wave have also agreed to cooperate and use commercially reasonable efforts to contest and resist any judicial action or proceeding brought or threatened by a governmental entity challenging the legality of the Merger, the Offer or the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that, in connection with the receipt of any necessary governmental approvals, neither Hologic nor Third Wave is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Third Wave, Hologic or its subsidiaries or the conduct of their business in a specified manner.

Hologic has agreed to vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of the Merger Agreement in accordance with applicable law.

Stockholders Litigation. Hologic shall have the opportunity to consult with Third Wave regarding the defense or settlement of any stockholder litigation. Third Wave will not settle any such stockholder litigation without Hologic’s prior written consent.

Access. From the date of the Merger Agreement until the date upon which the conditions to the Offer have been satisfied and Hologic accepts for payment all Shares validly tendered and not withdrawn, Third Wave has agreed to give us and our representatives reasonable access to Third Wave’s contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties, and management personnel, attorneys, accountants and other professionals.

Non-Solicitation Covenants. From the date of Merger Agreement until the date upon which the conditions to the Offer have been satisfied and Hologic accepts for payment all Shares validly tendered and not withdrawn, or, if earlier, the termination of the Merger Agreement in accordance with its terms, Third Wave has agreed that neither it nor any of its subsidiaries shall, and that it shall direct its and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives not to: (i) initiate, solicit or knowingly encourage, facilitate or assist (including by way of providing information), the submission of any inquiries, proposals or offers that constitute or that could reasonably be expected to lead to, any Company Acquisition Proposal (as defined below) or engage in any discussions or negotiations with, furnish non-public information relating to Third Wave, or otherwise cooperate with, any person other than Hologic, Thunder Tech and their respective officers, directors, employees, consultants, investment bankers, attorneys, accountants, agents, advisors, affiliates and other representatives with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any acquisition agreement, letter of intent, agreement in principle, or other similar agreement providing for or relating to a Company Acquisition Proposal; (iii) withhold, withdraw, amend, qualify or modify in a manner adverse to Hologic, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Hologic the recommendation of Third Wave’s board of directors that Third Wave stockholders accept the tender offer (a “Recommendation Withdrawal”), and if required by law, adopt the Merger Agreement in accordance with Delaware law; (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Third Wave or any of its subsidiaries; or (v) propose publicly or agree to do any of the foregoing related to any Company Acquisition Proposal.

Third Wave agreed that it will, and will cause its subsidiaries and representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any party other than Hologic and Thunder Tech conducted prior to the execution of the Merger Agreement with respect to any Company Acquisition Proposal and that it will request that any third party in possession of confidential information about Third Wave or its subsidiaries that was furnished by or on behalf of Third Wave or any of its subsidiaries return or destroy all such information.

Notwithstanding the restrictions described above, if at any time following the date of the Merger Agreement and until the time of payment for Shares validly tendered pursuant to this Offer, Third Wave receives a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Third Wave’s non-solicitation restrictions, from a third party that the board of directors of Third Wave believes in good faith by majority vote or written consent to be bona fide and the board of directors of Third Wave determines in good faith by majority vote or written consent (after consultation with its outside legal counsel and financial advisors) that the Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), then Third Wave may:

•	furnish information with respect to Third Wave and its subsidiaries to the person making such Company Acquisition Proposal; and

•	participate in discussions or negotiations with the person making such Company Acquisition Proposal regarding such Company Acquisition Proposal.

Third Wave will not be permitted to exercise either of these rights unless:

•	Third Wave enters into a confidentiality agreement;

•

Third Wave promptly (but in no event later than 24 hours) provides to Hologic any non-public information concerning Third Wave or its subsidiaries provided to such other person which was not previously provided to Hologic;

•

the board of directors of Third Wave determines in good faith by a majority vote or written consent after consultation with its outside legal counsel and financial advisors that the failure to take that action would be inconsistent with its fiduciary duties to the stockholders of Third Wave under applicable Law; and

•	Third Wave delivers to Hologic a prior written notice advising Hologic that it intends to take such action.

Third Wave has agreed to notify Hologic promptly (but in no event later than 24 hours) after receipt by Third Wave, any of its subsidiaries or any of its representatives of any Company Acquisition Proposal. Third Wave is required to provide such notice orally and in writing and the notice is required to identify the third party making, and the terms and conditions of, any Company Acquisition Proposal, indication or request. Third Wave is required to keep Hologic reasonably informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request.

Third Wave’s Recommendation. Subject to certain provisions described herein, Third Wave’s board of directors has agreed to recommend that the holders of the shares accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary under applicable law, adopt the Merger Agreement in accordance with the applicable provisions of Delaware law. This is referred to as the “Recommendation.” Third Wave’s board of directors also agreed to include the Recommendation in the Schedule 14D-9 and to permit Hologic to include the Recommendation in this Offer to Purchase and related Offer documents.

Third Wave has agreed that neither the board of directors of Third Wave nor any committee thereof will, directly or indirectly, effect a Recommendation Withdrawal or approve any letter of intent, memorandum of understanding, term sheet, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to, but not after, the time of payment for Shares validly tendered pursuant to the Offer, the board of directors of Third Wave may:

•

in response to a Superior Proposal (as defined below), effect a Recommendation Withdrawal and terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Superior Proposal, provided that the board of directors determines in good faith, by majority vote or written consent after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Third Wave under applicable law; or

•

in response to a material development or change in circumstances occurring or arising after the date of the Merger Agreement that was neither known to the board of directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement (and not relating to any Company Acquisition Proposal or any ruling or determination by the Food and Drug Administration) (such material development or change in circumstances, an “Intervening Event”);

effect a Recommendation Withdrawal provided that the board of directors determines in good faith by majority vote or written consent after consultation with its outside legal counsel and financial advisor, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Third Wave under applicable law. Third Wave will not be permitted to take any of the actions with respect to a Recommendation Withdrawal unless it:

•

promptly notifies Hologic, in writing, at least three (3) business days before effecting a Recommendation Withdrawal advising Hologic that Third Wave’s board of directors intends to take such action and specifying the reasons therefor in reasonable detail;

•

during such three (3) business day period, if requested by Hologic, engages in good faith negotiations with Hologic to amend the Merger Agreement in such a manner that obviates the need for a Recommendation Withdrawal; and

•

in the case of Recommendation Withdrawal in connection with the termination of the Merger Agreement pursuant to the termination provisions thereof, Third Wave complies with such provisions which may require the payment of a termination fee as described below.

A Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with a termination of the Merger Agreement pursuant to the termination provisions thereof) shall not change the approval of the Merger Agreement, or any other approval of Third Wave’s board of directors, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by the Merger Agreement, including the tender Offer and the Merger.

The Merger Agreement does not prohibit Third Wave from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Securities Exchange Act of 1934, or otherwise disclosing any information to its stockholders that Third Wave’s board of directors determines in good faith by a majority vote or written consent (after consultation with outside legal counsel and financial advisors) are required to be made by the board so as to not act in a manner inconsistent with its fiduciary duties to the stockholders of Third Wave under applicable law.

Third Wave has agreed with Hologic that the violation of any of its non-solicitation covenants by any representative of Third Wave or any of its subsidiaries, whether or not such person is purporting to act on behalf of Third Wave or its subsidiaries, shall be deemed to be a breach of Third Wave’s non-solicitation covenants.

For purposes of this Offer to Purchase and the Merger Agreement, the terms:

•

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Hologic, Purchaser or their respective affiliates relating to any direct or indirect acquisition or purchase of the assets of Third Wave relating to its HPV 14 type HR screening and 16/18 genotyping tests, or of a business that constitutes 30% or more of the net revenues, net income or assets of Third Wave and its subsidiaries, taken as a whole, or 30% or more of any class or series of Third Wave’s securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 30% or more of any class or series of capital stock of Third Wave, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Third Wave (or any subsidiary or subsidiaries of Third Wave whose business constitutes 30% or more of the net revenues, net income or assets of Third Wave and its subsidiaries taken as a whole); and

•

“Superior Proposal” means a written, bona fide, unsolicited Company Acquisition Proposal for at least a majority of the outstanding shares of Third Wave’s common stock or substantially all of the assets of Third Wave, that the board of directors of Third Wave in good faith determines by a majority vote or written consent, after consultation with its outside legal advisor and financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of Third Wave from a financial point of view than the transactions contemplated by the Merger Agreement after taking into account the likelihood of consummation of such transaction on the terms set forth therein and after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law, and provided that the third party making such Superior Proposal has either has cash on hand or a financing commitment not materially more conditional than Hologic’s in order to enable it to consummate such Superior Proposal.

Indemnification and Insurance. From and after the time of payment for Shares validly tendered pursuant to the Offer, Hologic shall cause Third Wave (and after the effective time of the Merger, the Surviving Corporation), to the greatest extent permitted by law, to indemnify and hold harmless the present and former officers and directors of Third Wave against any and all costs or expenses (including reasonable attorneys’ fees and expenses) judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any actual or threatened proceedings, claims, or investigations, arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries, including, without limitation, the approval of the Merger Agreement or the Offer. Hologic shall cause Third Wave or the Surviving Corporation, as applicable, to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party described in the preceding sentence in enforcing the indemnity and other obligations (subject to the receipt of an irrevocable undertaking by the proposed indemnitee to repay any advanced amounts if it is ultimately determined that such indemnitee is not entitled to indemnification).

Immediately prior to the effective time of the Merger, Hologic shall have caused Third Wave to have purchased, and, following the effective time of the Merger, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Third Wave, which tail policy shall be effective for a period from the date of acceptance of payment for the Shares by Purchaser through and including the date six years after such date with respect to claims arising from facts or events that existed or occurred prior to or at such date, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided. In no event shall the Surviving Corporation be required to expend annually in excess of 275% of the current annual premium paid by Third Wave under the current policy.

If the Surviving Corporation or any or its successors or assigns consolidates with or merges into any other person and is not the continuing or Surviving Corporation of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then the Merger Agreement requires that proper provision be made so that the continuing or Surviving Corporation or transferee of assets, will assume all of the applicable obligations described above.

Public Disclosure. The parties have agreed that as long as the Merger Agreement is in effect, neither Third Wave, Hologic, nor any of their respective controlled affiliates, will issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or the Merger Agreement without the prior consent of the other party, except to the extent that such disclosure is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange.

State Takeover Laws. Purchaser, Hologic and Third Wave have agreed to use their respective reasonable best efforts (i) to take all action necessary so that no anti-takeover law is or becomes applicable to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) if any such anti-takeover law is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such anti-takeover law on the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Employee Matters. Hologic has agreed, for a period of not less than one year following the effective date of the Merger, to provide all employees of Third Wave and its subsidiaries, for so long as they remain employed, with base salary and employee benefits which are not materially less favorable in the aggregate than the base salary and employee benefits provided generally to similarly situated employees of Hologic (excluding incentive compensation). Also, pursuant to the terms of the Merger Agreement, the Surviving Corporation shall give any Third Wave employees full credit for all purposes (but not benefit accruals under any newly established defined benefit pension plans) under any new employee compensation and incentive plans, benefit (including vacation)

plans, programs, policies and arrangements maintained for the benefit of such employees to the same extent recognized by Third Wave immediately prior to the effective time of the Merger under any similar plan.

Third Wave Japan. Third Wave Japan, Inc. (“TWT Japan”) is a subsidiary of Third Wave organized under the laws of Japan. Third Wave is obligated to give notice of the transactions contemplated by the Merger Agreement to certain investors (the “Minority Investors”) of TWT Japan pursuant to the terms of that certain Investor Rights Agreement dated May 31, 2007, by and among, Third Wave, TWT Japan and the Minority Investors (the “Investor Rights Agreement”). Under the terms of the Investor Rights Agreement, Third Wave is obligated to provide each Minority Investor with written notice of its election to exercise the Call Option (as defined in the Investor Rights Agreement), stating that Third Wave intends to purchase all the TWT Japan securities held by such Minority Investor, and Third Wave will negotiate with the Minority Investors to determine the Call Price (as set forth in the Investor Rights Agreement) and Hologic will deposit with Third Wave funds sufficient to promptly pay the Minority Investors the Call Price in accordance with the terms of the Investor Rights Agreement. Third Wave has agreed that not less than two weeks prior to the expiration date of the Offer, it will provide notice to the holders of TWT Japan warrants to permit such holders to exercise their TWT Japan warrants prior to the expiration date of the Offer. Any TWT Japan warrants not exercised shall be cancelled in accordance with their terms at the time of payment for Shares validly tendered pursuant to the Offer.

Treatment of Warrants. Each holder of warrants to purchase Shares has the right to specify in writing to Third Wave, prior to the fifth trading day before the date of payment for Shares validly tendered pursuant to this Offer, the amount of its warrants that such holder will require Third Wave to redeem. Hologic has agreed to deposit funds equal to the estimated consideration owed for payment of these outstanding warrants into an escrow account at least three business days prior to the expiration date of the Offer. On the date for acceptance of payment for the Shares by Purchaser, Hologic will instruct the escrow agent to release such funds to the holders of Third Wave warrants who have elected redemption, as otherwise provided by the terms of such warrant agreements.

Third Wave Convertible Notes. Third Wave is obligated to give notice of the transactions contemplated by the Merger Agreement to each holder of its 6.00% Convertible Senior Subordinated Zero-Coupon Promissory Notes due December 18, 2011 (the “Convertible Notes”), pursuant to the terms thereof. Hologic (or after the effective time of the Merger, the Surviving Corporation) shall pay to each holder that so elects in writing the “Change in Control Redemption Price” in the manner provided in the Convertible Notes. To the extent a holder of a Convertible Note does not elect to have its Convertible Note redeemed, such Convertible Note shall remain outstanding and, if any time after the effective time of the Merger and prior to the expiration date of the Convertible Note, the Convertible Notes are converted in accordance with their terms, the holder thereof shall have the right to receive, for each Share that would have been issuable upon conversion absent the Merger, the consideration such holder would have been entitled to receive upon the consummation of the Merger if it had converted such Convertible Note immediately prior to the Merger.

Cooperation with respect to Financing. Hologic has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within its and Purchaser’s control to (i) maintain in effect the debt commitment from GSCP and to satisfy on a timely basis all the conditions to obtaining the financing set forth therein, (ii) enter into definitive financing agreements with respect to the debt financing and (iii) consummate the debt financing at or prior to the time of payment for Shares validly tendered pursuant to the Offer. Hologic and Purchaser have agreed to obtain Third Wave’s prior written consent prior to agreeing to any amendment, modification or waiver to the terms of the debt financing that would add additional material conditions to the funding or materially increase the likelihood that the conditions to funding would not be satisfied. Third Wave has agreed to use commercially reasonable efforts to facilitate the pledge of collateral, to provide Hologic with the type of financial and other pertinent information typically included in presentations to rating agencies or in a “bank book” used for syndicating loans similar in type and size, and provide other reasonably requested certificates or readily available documents.

Termination. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the Purchaser accepts for payment and pays for Shares validly tendered in the Offer:

•	by mutual written consent of the Third Wave on one hand, and either Hologic or the Purchaser on the other hand;

•	by either Third Wave, on the one hand, or Hologic or Purchaser, on the other hand, if:

•

if the Offer is not consummated on or before December 5, 2008; except that this termination right will not be available to any party whose breach of any covenant or obligation under the Merger Agreement resulted in the failure of any of the conditions to the Offer to be satisfied on or before December 5, 2008; or the withdrawal of the Offer or expiration or termination of the Offer in accordance with its terms without Purchaser (or Hologic on Purchaser’s behalf) having accepted for payment any Shares pursuant to the Offer; further, this termination right will not be available to Hologic or Purchaser, if at any time prior to or concurrently with the expiration of the Offer, all of the conditions to the Offer had been satisfied simultaneously for at least two consecutive days; or

•

there shall be any final and nonappealable law or any governmental authority takes any other action that makes consummation of the Offer or the Merger illegal or otherwise prohibited; except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, such action;

•	by Third Wave:

•

if a material breach of any representation, warranty, covenant or agreement on the part of Hologic or Purchaser set forth in the Merger Agreement (other than the failure of Hologic to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and the Merger Agreement as a result of a No Fault Financing Failure (as defined below)) shall have occurred, and such breach is incapable of being cured by December 5, 2008, or is not cured by the earlier of ten (10) business days following written notice to Hologic by Third Wave of such breach and December 5, 2008; provided, however, that Third Wave is not then in material breach of the Merger Agreement so as to cause any of the conditions to the Offer not to be satisfied;

•

in connection with a Recommendation Withdrawal permitted under Third Wave’s non-solicitation covenants described above if: Third Wave is and has been in compliance in all material respects with the terms and conditions of the non-solicitation covenants applicable to it; the board of directors of Third Wave concurrently approves, and Third Wave concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal in the event that such Recommendation Withdrawal was effected in response to a Superior Proposal; and Third Wave, prior to or concurrently with the termination of the Merger Agreement, pays the $18 million termination fee required by the Merger Agreement;

•	if Purchaser fails to commence the Offer on or prior to June 30, 2008; or

•	if,

•	all of the conditions to the Offer have been satisfied;

•

Hologic is not in breach of its obligations under the Merger Agreement (other than its failure to accept and pay for the Shares validly tendered and not withdrawn in the Offer, in accordance with the terms of the Offer and the Merger Agreement);

•	GSCP has not funded the debt financing contemplated by the Commitment Letter (described in Section 10 of this Offer); and

•

Hologic has failed to accept and pay for the Shares validly tendered and not withdrawn in the Offer in accordance with the terms of the Offer and the Merger Agreement (such grounds for termination set forth in this sub bullet point and the three preceding sub bullet points, referred to as a “No Fault Financing Failure”); except that Third Wave may not terminate the Merger Agreement as a result of a No Fault Financing Failure or as a result of a material breach by Hologic of any representation, warranty, covenant or agreement on its part or on the part of the Purchaser if the sole reason that Hologic does not obtain the debt financing contemplated by the Commitment Letter is Third Wave’s failure to use commercially reasonable efforts to provide the information relating to Hologic’s financing that it is required to provide pursuant to the Merger Agreement.

•	by Hologic or Purchaser, if:

•

if a breach of any representation, warranty, covenant or agreement on the part of Third Wave set forth in the Merger Agreement shall have occurred which would cause any of the conditions to the Offer not to be satisfied, and such breach is incapable of being cured by December 5, 2008 or is not cured by the earlier of ten (10) business days following written notice to Third Wave by Hologic of such breach and December 5, 2008; provided, however, that neither Hologic nor Purchaser is then in material breach of the Merger Agreement;

•	Third Wave or any subsidiary of Third Wave or their respective representatives shall have breached in any material respect their respective non-solicitation covenants under the Merger Agreement; or

•

the board of directors of Third Wave fails to authorize, approve or recommend the Offer, or effects a Recommendation Withdrawal or, in the case of a Company Acquisition Proposal made by way of a tender offer or exchange offer, fails to recommend that stockholders of Third Wave reject the tender offer or exchange offer within the ten (10) business day period specified in Section 14e-2(a) under the Securities Exchange Act of 1934, as amended, or fails to include the Recommendation in the Schedule 14D-9 or to permit Hologic and Purchaser to include the Recommendation in this Offer to Purchase.

The Merger Agreement may be terminated and the Merger may be abandoned at any time after the Purchaser accepts for payment and pays for Shares validly tendered in the Offer and prior to the effective time of the Merger by either Third Wave, on the one hand, or Hologic or Purchaser, on the other hand, if there shall be any final and nonappealable law or any governmental authority takes any other action that makes consummation of the Merger illegal or otherwise prohibited except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, such action.

Termination Fee. In the event that the Merger Agreement is terminated:

•	by Third Wave as a result of a Recommendation Withdrawal as permitted under Third Wave’s non-solicitation covenants described above; or

•

by Hologic or Purchaser as a result of the breach, in any material respect, by Third Wave or any subsidiary of Third Wave or their respective representatives of the non-solicitation covenants under the Merger Agreement; or the board of directors of Third Wave failing to authorize, approve or recommend the Offer, or effecting a Recommendation Withdrawal or, in the case of a Company Acquisition Proposal made by way of a tender offer or exchange offer, failing to recommend that stockholders of Third Wave reject the tender offer or exchange offer within the ten (10) business day period specified in Section 14e-2(a) under the Securities Exchange Act of 1934, as amended, or failing to include the Recommendation in the Schedule 14D-9 or to permit Hologic and Purchaser to include the Recommendation in this Offer to Purchase;

then Third Wave will be required to pay prior to or concurrently with any termination of the Merger Agreement by Third Wave as described above or promptly upon the termination of the Merger Agreement by Hologic or Purchaser as described above, a termination fee in the amount of $18 million to Hologic.

If the Merger Agreement is terminated by Hologic or Purchaser as a result of Third Wave’s breach of any representation, warranty, covenant or agreement that causes any of the conditions to the Offer not to be satisfied as provided above, and if after the date of the Merger Agreement and prior to such termination, a bona fide, written Company Acquisition Proposal has been publicly announced or made known and not withdrawn or abandoned at the time of termination and within twelve months after such termination, Third Wave enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal then, within three business days after the date of consummation of such transaction, Third Wave shall pay to Hologic an $18 million termination fee.

If the Merger Agreement is terminated by Hologic, Purchaser or Third Wave as a result of the Offer not being consummated on or before December 5, 2008 and;

•	if the Minimum Condition shall not have been satisfied;

•	if all other conditions to the Offer have been satisfied upon the conclusion of the Offer;

•	if prior to such termination, a bona fide, written Company Acquisition Proposal shall have been publicly announced or made known and not withdrawn or abandoned at the time of termination; and

•	within twelve months after such termination, Third Wave enters into a definitive agreement with respect to, or consummates, such Company Acquisition Proposal then;

within three business Days after the date of consummation of such transaction, Third Wave shall pay the Hologic an $18 million termination fee.

If the Merger Agreement is terminated by Third Wave as a result of a No Fault Financing Failure, Hologic shall promptly pay Third Wave a fee equal to $18 million within three business days after such termination by wire transfer of same day funds. Third Wave has agreed that if Hologic becomes obligated to pay Third Wave a termination fee as a result of a termination of the Merger Agreement resulting from a No Fault Financing Failure, Third Wave’s receipt of such fee will be its sole and exclusive remedy against Hologic and Purchaser and upon payment of the termination fee neither Hologic nor Purchaser shall have any further liability or obligation to Third Wave relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Hologic has agreed that the payment of the termination fee to it by Third Wave under the circumstances described above will be the sole and exclusive remedy of Hologic and Purchaser upon termination of the Merger Agreement under circumstances giving rise to an obligation (or potential obligation) of Third Wave to pay a termination fee to Hologic as described above, such remedy shall be limited to the $18 million termination fee described above and Third Wave shall have no further liability or obligation to Hologic or Purchaser relating to or arising out of the Merger Agreement or the transactions contemplated hereby.

Effect of Termination. Any proper termination of the Merger Agreement in accordance with the termination provisions thereof will be effective immediately upon the delivery of written notice of the terminating party to the other party or parties thereto. In the event of the termination of the Merger Agreement, the Merger Agreement will be of no further force or effect, except that certain provisions specified in the Merger Agreement will survive such termination. Nothing in the Merger Agreement will relieve any party or parties to the Merger Agreement from liabilities or damages arising out of a material breach of any covenant or agreement set forth in the Merger Agreement or the confidentiality agreement (with respect to which a party retains all rights and remedies available to it at law or in equity). No termination of the Merger Agreement will in any way affect any of the parties’ rights or obligations with respect to, or the right of any stockholder of Third Wave who tendered, any Shares accepted for payment and paid for pursuant to the Offer prior to such termination. Hologic and

Purchaser have acknowledged and agreed that if the Merger Agreement is terminated, Third Wave’s damages may not be limited to reimbursement of expenses or out of pocket costs.

Costs and Expenses. Except as expressly set forth in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such costs and expenses.

Third Party Beneficiaries. No provision of the Merger Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than Third Wave, Hologic and the Purchaser and their respective successors and assigns, except with respect to the continuing indemnification obligations applicable to officers and directors of Third Wave as contained in the Merger Agreement and the rights of stockholders, option holders and holders of restricted stock units of Third Wave to receive the merger consideration, Hologic stock options or Hologic restricted stock units as provided in Article IV of the Merger Agreement as a result of the Merger.

Agreements with Third Wave Executives

In connection with entering into the Merger Agreement, Hologic and Third Wave entered into agreements with certain of Third Wave’s management, including: Kevin T. Conroy, Chief Executive Officer; Jorge Garces, Vice President, Research & Development; Cindy Ahn, Vice President, General Counsel; Gregory Hamilton, Vice President, Operations, Quality, and Regulatory; John Bellano, Vice President, Sales; and Chris Burton, Senior Vice President, Sales and Marketing (the “Deferral Agreements”). In the Deferral Agreements, each of Messrs. Conroy, Garces, Hamilton, Bellano and Burton and Ms. Ahn agreed that except as specifically provided therein, they would forego their right to receive payments under any Third Wave Long Term Incentive Plan awards as a result of the consummation of the Offer, the Merger or otherwise. Similarly, they agreed that the vesting of their Third Wave options and Third Wave restricted stock units will not accelerate as a result of the consummation of the Offer or the Merger and the vesting of such awards shall stop as of the effective date of the Merger and shall only begin again in accordance with the terms of their Deferral Agreement. The Deferral Agreements amend the grant agreements, existing employment agreements and other equity grants applicable to these executive officers.

Each Deferral Agreement provides that as of the effective time of the Merger the full amount of any award under Third Wave Long Term Incentive Plan No. 2 and 15% of the awards under Third Wave’s Long Term Incentive Plans No.s 3, 4 and 5 shall be immediately payable to the executive officer. Of the remaining amounts payable as awards under Third Wave’s Long Term Incentive Plans No.s 3, 4 and 5, 80% shall be payable by Third Wave upon its achievement of approval by the U.S. Food and Drug Administration (the “FDA”) of Third Wave’s pre-market approval application for Third Wave’s HPV Cervista High Risk screening assay within two years from the effective date of the Merger (the “First FDA Condition”) and the remaining 20% shall be payable by Third Wave upon its achievement of the FDA approval of the Third Wave’s pre-market approval application for Third Wave’s 16/18 Genotyping assay, at a minimum, to be used as a reflex test to (i) an ASC-US patient category or (ii) an FDA approved high-risk HPV screening diagnostic test for a within normal limits patient category, or substantially equivalent within three years from the effective date of the Merger (the “Second FDA Condition”). The Deferral Agreements provide that if the First FDA Condition is not met within two years from the effective date of the Merger, the award will be reduced for every month such milestone is delayed, up to a maximum of twelve months, at which time the portion of the award in question shall be reduced to zero. Also, if the Second FDA Condition is not met by the third anniversary of the effective date of the Merger the executive officer shall forfeit his or her right to any further payments of awards.

The Deferral Agreements also provide that 80% of any unvested options and restricted stock units will vest upon the achievement of the First FDA Condition within two years from the effective date of the Merger and the other 20% shall vest upon the achievement of the Second FDA Condition within three years from the effective date of the Merger; provided, that if the First FDA Condition is not met within two years from the effective date of the Merger, the vesting will be reduced for every month such milestone is delayed, up to a maximum of twelve months, at which time such portion of the equity award able to vest shall be reduced to zero. Also, if the Second FDA Condition is not met by the third anniversary of the effective date of the Merger the executive officer shall forfeit his or her right to any further vesting of options or restricted stock units.

The Deferral Agreements also provide that if any executive officer party to an agreement is terminated by Third Wave for Cause (as defined in his or her respective existing employment agreement) or if such officer terminates his or her employment with Third Wave without Good Reason (as defined below), the executive officer will forfeit his or her right to receive any remaining award payments (such payment to be reallocated among the continuing executive officers party to agreements on a pro rata basis) and shall not be entitled to any further vesting of his or her then unvested options and/or restricted stock units.

Alternatively, if an executive officer party to a Deferral Agreement is terminated by Third Wave for reason other than Cause or if the executive officer terminates his or her employment for Good Reason, any remaining awards shall be paid out to such executive and any remaining unvested options and restricted stock units shall vest immediately. As defined in the Deferral Agreements, “Good Reason” means the occurrence of any one or more of the following events without the express consent of the executive officer: (i) the failure of Third Wave to maintain the executive as an officer of Third Wave or Hologic or otherwise assign the executive duties that are not commensurate with the duties of an officer of Third Wave; (ii) a material change in the geographic location at which the executive is required to principally perform services for Third Wave; (iii) a material diminution in the executive’s base salary; and (iv) material breach by Third Wave of the agreement or the executive’s existing employment agreement, provided, however, that a Good Reason shall not exist unless executive provides Third Wave with written notice of the existence of the event or occurrence giving rise to the alleged Good Reason condition within ninety (90) days of its initial existence; and Third Wave is provided a period of thirty (30) days during which it may remedy the Good Reason condition.

The Deferral Agreements of Messrs. Garces and Hamilton provide each of them with a $1.0 million bonus payable at the end of the third anniversary of the effective date of the Merger if Mr. Garces or Mr. Hamilton, respectively, has been continuously employed by Third Wave until such date. Such bonus shall also be payable by Third Wave to Mr. Garces or to Mr. Hamilton, as applicable, if he is terminated by Third Wave for reasons other than Cause or if he terminates his employment for Good Reason. Mr. Garces’ Deferral Agreement also provides that Third Wave shall continue to pay for Mr. Garces’ executive MBA program tuition.

The Deferral Agreement for Mr. Conroy provides that the consummation of the transactions described in the Merger Agreement will constitute “Good Reason” as defined in his existing employment agreement, permitting him to terminate his employment for Good Reason and receive severance benefits, such as base salary for a period of 24 months and a pro rata portion of his then-accrued bonus in connection therewith.

The Deferral Agreement of Ms. Ahn provides that Ms. Ahn shall be entitled to receive portions of any payments earned and accelerated vesting of her options and restricted stock units upon the earlier to occur of the “Litigation Condition” and the First FDA Condition (or the Litigation Condition and the Second FDA Condition). The agreement also states that in the event that the Litigation Condition is satisfied more than three years from the date the Purchaser accepts the Shares for payment, Ms. Ahn’s awards shall be paid out and her accelerated equity vesting shall be reinstated. Ms. Ahn’s agreement provides that the consummation of the Litigation Condition will entitle Ms. Ahn to receive the severance and benefits described under her employment agreement for a period of 12 months. “Litigation Condition” means the earlier of: (i) final settlement of the Digene Litigation; or (ii) the oral arguments before the Court of Appeals in the Digene Litigation. The term “Digene Litigation” means any and all claims filed by Digene Corporation and its successors of affiliates against Third Wave and its affiliates, and counterclaims filed by Third Wave, against Digene Corporation in the United States Court for the Western District of Wisconsin, which matter is currently being appealed to the Court of Appeals for the Federal Circuit, as such claims and counterclaims may be amended from time to time.

Stockholder Agreements Not to Tender

In connection with the Merger Agreement, certain employees of Third Wave entered into stockholder agreements, each dated as of June 8, 2008, with Hologic and the Purchaser, which we refer to as the “Stockholder Agreements.” The following summary of certain provisions of each Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreements themselves, which are incorporated herein by reference. We have filed a form of the Stockholder Agreement as an exhibit to the Schedule TO. Stockholders and other interested parties should read each Stockholder Agreement in its entirety for a more complete description of the provisions summarized below.

Each of Cindy S. Ahn, John Bellano, Christopher Burton, Kevin T. Conroy, Jorge Garces and Gregory Hamilton (the “Non-Tendering Persons”), each of whom is a party to a Stockholder Agreement, has agreed that he or she will not, without the prior written consent of Hologic, directly or indirectly, tender his or her Shares into the Offer, or enter into any agreement, transaction or arrangement that results in his or her Shares being tendered into the Offer, including during any subsequent offering period. The Non-Tendering Persons also authorized Third Wave or its counsel to notify Third Wave’s transfer agent that there is a stop transfer order with respect to all of such Non-Tendering Person’s Shares.

Each Non-Tendering Person shall, upon request of Hologic or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Hologic or the Purchaser to be necessary or desirable to carry out the provisions of the related Stockholder Agreement.

Each Stockholder Agreement, and all rights and obligations of the Hologic, the Purchaser and each Non-Tendering Person will terminate on the earlier of: (i) the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement; and (ii) the effective time of the Merger.

The purpose of the Stockholder Agreements is to ensure that the entering into of certain compensation arrangements with Third Wave and Hologic in connection with the Merger do not cause the Offer to fail to comply with the provisions of Rule 14d-10 of the Exchange Act. Although all of such arrangements have been approved by the compensation committee of Third Wave, composed of independent directors, and therefore fall within the safe harbor provided in Rule 14d-10 of the Exchange Act, these executives agreed with Hologic that they would enter into these agreements as an additional precautionary measure. Common Stock held by these executive officers will be converted into the merger consideration at the effective time of the Merger.

Confidentiality Agreement

The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Stockholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

Hologic and Third Wave entered into a confidentiality agreement, dated March 28, 2008, in connection with Hologic’s consideration of a possible business transaction between Hologic and Third Wave that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Hologic agreed to keep confidential all non-public information furnished by Third Wave to Hologic or its representatives, and all analyses or documents prepared by Hologic or its representatives based upon such non-public information. Hologic agreed that the non-public information furnished to Hologic would be used solely for the purpose of evaluating the potential business combination that resulted in the Offer. Hologic further agreed that it would not disclose any information regarding possible transaction including (i) the fact that discussions or negotiations were taking place; (ii) any terms, conditions or other facts with respect to a possible transaction, (iii) the terms of the confidentiality agreement; or (iv) any opinion with respect to the materials evaluated.

Pursuant to the confidentiality agreement, Third Wave agreed that it would not disclose any information regarding the possible transaction including (i) the fact that discussions or negotiations were taking place, (ii) any terms, conditions or other facts with respect to a possible transaction; or (iii) the terms of the confidentiality agreement.

If either party decides not to proceed with the transaction, if requested by Third Wave, Hologic and its representatives are required to return or certify destruction of the written non-public information furnished to Hologic under the confidentiality agreement and certify destruction of any analyses or documents prepared by Hologic or its representatives based upon such non-public information.

In the event that Hologic is requested or required by interrogatories, requests for documents, subpoena, civil investigative demand, regulatory request or similar process by any governmental agency or authority or by law or regulation to disclose any material, analysis or information relating to a possible transaction, Hologic is required to notify Third Wave of the circumstances so that Third Wave can seek the appropriate remedy.

The confidentiality agreement includes a no solicitation provision. Pursuant to the no solicitation provision, Hologic agreed, among other things and for a period of twelve months, not to solicit for employment any Third Wave employee or anyone who was at any time during the past twelve month period prior to the date of such solicitation or employment an employee of Third Wave. The no solicitation provision does not prohibit Hologic from hiring an employee who was terminated by Third Wave prior to the commencement of employment discussions between Hologic and the employee.

The confidentiality agreement provides that during the period of twelve months from the date of the confidentiality agreement, neither Hologic nor its representatives will, without prior written authorization from Third Wave (i) acquire or agree to acquire or make any offer of proposal to acquire any common stock of Third Wave; (ii) assist, advise, encourage, agree with, discuss or negotiate or otherwise act in concert with any persons to acquire or agree to acquire any material assets of Third Wave; (iii) solicit, or in any way participate in any solicitation of, proxies from holders of common stock of Third Wave or join any proxy contest with respect to common stock of Third Wave; (iv) make any proposal for or offer of an extraordinary transaction involving Third Wave; (v) engage in any discussions or enter into any agreements, commitments or understandings with any person related to or any acquisition of securities of material assets of Third Wave; (vi) otherwise influence or control the board of directors, management or policies of Third Wave; (vii) seek any modification to or waiver of Hologic’s obligations under the confidentiality agreement; (viii) make any public announcement with respect the foregoing, except as may be required by applicable law or regulatory authorities; (ix) take any initiative with respect to Third Wave that reasonably would be expected to require Third Wave to make a public announcement; (x) or assist, advise or encourage any person in doing any of the foregoing.

14.	Conditions of the Offer

The Offer is subject to the Minimum Condition that, prior to the expiration date of the Offer (as may be extended from time to time), there shall be validly tendered in accordance with the terms of the Offer, and not withdrawn, the number of Shares that, together with the Shares then owned by Hologic and Purchaser (if any), and without giving effect to any Shares held by Third Wave as treasury stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number.

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if the Merger Agreement is terminated in accordance with its terms or unless, among other things:

•

any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable Federal, state and foreign regulatory laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition have expired or terminated;

•

the representations and warranties of Third Wave contained in the Merger Agreement (other than the representations and warranties relating to corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute) shall be true and correct in all respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties are made as of a particular date, in which case such representation is and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Third Wave;

•

the representations and warranties of Third Wave concerning corporate authorization, capitalization, and the applicability of any state or federal anti-takeover statute, shall be true and correct in all material respects, without giving effect to any materiality or “material adverse effect” qualifiers contained therein, as of the expiration date of the Offer as though made on and as of the expiration date of the Offer (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects of such date);

•

Third Wave has not failed to perform in any material respect any of its obligations under the Merger Agreement or to comply in any material respect with any covenant or other agreement to be performed by or complied with by it under the Merger Agreement with such failure remaining uncured as of the expiration date of the Offer;

•

no court or agency of competent jurisdiction has issued a temporary restraining order, preliminary or permanent injunction or other judgment or order, and no governmental authority has enacted a law, which prohibits, restrains or renders illegal the consummation of the Offer or the Merger on and as of the expiration date of the Offer;

•

there shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect on Third Wave.

15.	Certain Legal Matters

Except as described in this Section 15—“Certain Legal Matters,” based on information provided by Third Wave, none of Third Wave, the Purchaser or Hologic is aware of any license or regulatory permit that appears to be material to the business of Third Wave that might be adversely affected by the Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “—Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Third Wave’s business or that certain parts of Third Wave’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14—“Conditions of the Offer.”

Business Combination Statutes. As a corporation incorporated under the laws of the State of Delaware with a class of voting stock listed on a national securities exchange, Third Wave is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Third Wave. The foregoing description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. Third Wave has not expressly elected not to be governed by the Business Combination Provisions in either its certificate of incorporation, or its bylaws. Accordingly, upon the execution of the Merger Agreement, Hologic and Purchaser collectively will be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions. However, because Third Wave’s board of directors approved the commencement of the Offer and the execution of the Merger Agreement which resulted in Hologic and Purchaser collectively becoming an “interested stockholder,” Hologic and Purchaser do not believe that the restrictions of business combinations contained in the Business Combination Provisions, will apply to the Offer or the Merger.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

Antitrust Matters

The United States. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied.

As of the date hereof, Hologic has filed a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act with the DOJ and the FTC in connection with the purchase of the Shares in the Offer and the Merger with the DOJ and the FTC. Third Wave has also filed a Notification and Report Form for certain Mergers and Acquisitions under the HSR Act with the DOJ and the FTC in connection with Offer and the Merger. Hologic’s filing has triggered a 15-day initial waiting period, for which early termination was requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Hologic or Third Wave. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Hologic with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Hologic. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act or any other Regulatory Law with respect to the Offer have been satisfied. See Section 14—“Conditions of the Offer.”

The FTC and the DOJ sometimes scrutinize the legality under the Regulatory Laws (as defined below) of transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser’s acquisition of Shares, either the DOJ or the FTC could take such action under the Regulatory Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Third Wave or Hologic or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Regulatory Laws under certain circumstances. There can be no assurance that a challenge on antitrust grounds to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—“Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

As used in this Offer to Purchase, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

16.	Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

Goldman, Sachs & Co. has acted as exclusive financial advisor to Hologic in connection with this transaction. Additionally, Goldman, Sachs & Co. will act as exclusive dealer manager in connection with the Offer. Hologic has agreed to pay Goldman, Sachs & Co. a customary fee payable upon completion of the Offer, for its services as financial advisor and dealer manager. Hologic has also agreed to indemnify Goldman, Sachs & Co. and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and dealer manager, including certain liabilities and expenses under the federal securities laws.

The Dealer Manager in the ordinary course of its business purchases and/or sells the securities of Hologic and Third Wave, including the Shares, for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of the equity securities of Hologic and Third Wave, including the Shares. In addition, the Dealer Manager may tender Shares into the tender offer for its own account.

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. intends to provide financing to Hologic in accordance with the terms and conditions of the Commitment Letter in order to enable Purchaser to consummate the Offer and complete the Merger.

The Purchaser has retained Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Legal Proceedings

As of the date of the Merger Agreement, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity, pending against Hologic, Purchaser or Third Wave or any executive officer or director of Hologic, Purchaser or Third Wave (in their capacity as such) relating to the Offer, the Merger or the transactions contemplated by the Merger Agreement.

18.	Miscellaneous

We are making the Offer to all holders of Shares other than Third Wave. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Third Wave has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Third Wave” and Section 9—“Certain Information Concerning Hologic and the Purchaser.”

Thunder Tech Corp.

June 18, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF HOLOGIC AND THE PURCHASER

The names of the directors and executive officers of Hologic, Inc. and Thunder Tech Corp. and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. The business address of each of the directors and executive officers of Hologic, Inc. is 35 Crosby Drive, Bedford, MA 01730. The business address of each of the directors and executive officers of Thunder Tech Corp. is c/o Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730.

Hologic, Inc.

Name	Country of Citizenship	Position
John W. Cumming	USA	Chief Executive Officer and Chairman of the Board of Directors

Glenn P. Muir	USA	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer, Assistant Secretary and Director

David R. LaVance, Jr.	USA	Director

Nancy L. Leaming	USA	Director

Elaine S. Ullian	USA	Director

Lawrence M. Levy	USA	Director

Sally W. Crawford	USA	Director

Wayne Wilson	USA	Director

Daniel J. Levangie	USA	Director

C. William McDaniel	USA	Director

Robert A. Cascella	USA	President and Chief Operating Officer

John R. Pekarsky	USA	Senior Vice President, Sales and Strategic Accounts

Jay A. Stein	USA	Chairman Emeritus, Chief Technical Officer

Howard B. Doran, Jr.	USA	President of Diagnostic Products

Stuart A. Kinglsey	USA	President of GYN Surgical

Dr. Peter K. Soltani	USA	Vice President of Breast Health Line of Business

Mark J. Casey	USA	Senior Vice President and General Counsel

Mr. Cumming was appointed as Chief Executive Officer and director in July 2001. From November 2002 until October 2007, Mr. Cumming also served as our Chairman. Mr. Cumming served as our President from July 2001 through September 2003. Prior to July 2001 and since joining our company, Mr. Cumming held the position of Senior Vice President and President, Lorad. Prior to joining us, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984.

Mr. Muir, a certified public accountant, was appointed to our Board in July 2001, and has held the positions of Executive Vice President, Finance and Administration and Treasurer since September 2000. Prior to that,

Mr. Muir served as our Vice President of Finance and Treasurer since February 1992 and Controller since joining us in October 1988. Mr. Muir has been our Chief Financial Officer since 1992. Mr. Muir received an M.B.A. from the Harvard Graduate School of Business Administration in 1986.

Mr. LaVance has been one of our directors since December 2002. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. From 1995 to 1997, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. Mr. LaVance currently serves as Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation (SCVM.OB) (previously known as Medi-Hut Co., Inc.).

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as chair of the Board of the American Red Cross of Massachusetts Bay and as a director of Edgewater Technology, Inc., The Jacobson Group, the Massachusetts Taxpayer Foundation, Biogen Idec Inc. (BIIB) and the Boston Chamber of Commerce.

Mr. Levy has been one of our directors since December 2005. Mr. Levy has been Senior Counsel at Brown Rudnick LLP, an international law firm, since February, 2005 and, for more than 30 years before that, had been a Partner at Brown Rudnick, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School.

Ms. Ullian has been one of our directors since October 22, 2007. Since 1996, Ms. Ullian has served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine; lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals and ThermoFisher Scientific. Ms. Ullian had previously served as one of our directors from 1996 to 2003.

Ms. Crawford became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Universal American, Exact Sciences Corporation and CombinatoRx, Inc. (CRXX).

Mr. Wilson became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since July 2003. A certified public accountant, Mr. Wilson has been an independent business advisor since September 2002. From January 1998 to September 2002, Mr. Wilson served as President and Chief Operating Officer and from August 1995 to January 1998, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer, of PC Connection, Inc., a direct marketer of information technology products and services. From June 1986 to August 1995, he was a partner in the Assurance and Advisory Services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc.

Mr. Levangie became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since July 2003. He served as Executive Vice President and President of Cytyc Surgical Products, from July 2006 to October 2007. Prior to that, Mr. Levangie served as Cytyc’s Executive Vice President, Commercial Operations from August 2003 to June 2006. From August 2002 to July 2003, Mr. Levangie served as President and Chief Executive Officer of Cytyc Health Corporation, a wholly-owned subsidiary of Cytyc. From January to July 2002, he served as President and Chief Operating Officer of Cytyc. From 1994 to 2002 Mr. Levangie held a variety of executive positions and responsibilities with Cytyc. Prior to joining Cytyc, Mr. Levangie was employed in several sales and marketing positions for seventeen years by Abbott Laboratories, a diversified healthcare company. Mr. Levangie received a B.S. in Pharmacy from Northeastern University. Mr. Levangie serves as a director of Dune Medical Devices Ltd., a privately held medical device company and ev3 Inc., a publicly traded medical device company.

Mr. McDaniel became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since April 1987 and served as a consultant to Cytyc from March 1995 to February 1997. In January 2001, he was named Vice Chairman of the Board of Directors and be served as Cytyc’s Lead Independent from 2004 until our merger with Cytyc. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc.

Mr. Cascella joined us in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining us, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978.

Mr. Pekarsky joined us in September 2000 in connection with the acquisition of the mammography assets of Trex Medical where he served as Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as our Senior Vice President, Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

Dr. Stein, a co-founder, Chairman Emeritus and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President, Chief Technical Officer and a director of the Company since its organization in October 1985 and served as Chairman of the Company’s Board from June 2001 to November 2002. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of nineteen patents involving X-ray technology.

Mr. Doran joined us in October 2007 in connection with our merger with Cytyc. Mr. Doran is one of our Senior Vice Presidents and President of Diagnostic Products. Prior to joining us, Mr. Doran joined Cytyc in 1997 as an account executive and has held several senior sales and marketing positions at Cytyc. Since 2004 he has served as Vice President of Cytyc Diagnostic Products, responsible for sales and marketing execution for ThinPrep® products and FullTerm®, the Fetal Fibronectin Test. Prior to joining Cytyc, Mr. Doran was an account manager at Sage Products, an international company specializing in innovative healthcare/laboratory products. He holds a B.A. from West Chester (Pennsylvania) University.

Mr. Kingsley, joined us in October 2007 in connection with our merger with Cytyc. Mr. Kingsley is one of our Senior Vice Presidents and President of GYN Surgical. Prior to joining us, Mr. Kingsley served Cytyc as

President, Cytyc Diagnostic Products division and Senior Vice President since July 2006. Mr. Kingsley was Partner and Associate with McKinsey & Company, Inc. from November 1991 to July 2006.

Dr. Soltani, joined us in November 2000 as Vice President and General Manager of Direct Radiography Corp. and served as such until September 30, 2007, when he was appointed Vice President, Breast Health Line of Business. Prior to joining us, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product Development from 1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

Mr. Casey joined us in October 2007 in connection with our merger with Cytyc. Mr. Casey is one of our Senior Vice Presidents and is our General Counsel. Prior to joining us, Mr. Casey joined Cytyc in 2002 as Assistant General Counsel and Chief Patent Counsel and most recently held the position of Vice President, Deputy General Counsel and Chief Patent Counsel. Prior to joining Cytyc, Mr. Casey served as an attorney for Boston Scientific from 1998-2002 and EMC Corporation from 1996-1998. Mr. Casey joined Digital Equipment Corporation’s (DEC) law department in 1992, where he served as an attorney from 1995-1996. Prior to this, Mr. Casey held various engineering positions with DEC and AT&T Network Systems from 1985 through 1992. Mr. Casey received a B.S. in Electrical Engineering from Syracuse University and a J.D. from Suffolk University.

Thunder Tech Corp.

Name	Country of Citizenship	Position
Robert A. Cascella	USA	President and Director
Glenn P. Muir	USA	Treasurer, Secretary and Director

Mr. Cascella. President and Chief Operating Officer of Hologic, Inc. (COO since February 2003 and President Since September 2003). Prior to joining Hologic, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare.

Mr. Muir. Executive Vice President, Finance and Administration and Treasurer of Hologic, Inc. (since September 2000). Concurrently serves as President of Hologic (since July 2002, previously from March 1994 to January 2002). Chairman of the Board of Hologic (since May 2002). Prior to that, Mr. Muir served as Hologic’s Vice President of Finance and Treasurer since February 1992 and Controller since joining Hologic in October 1988.

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Banks and Brokerage Firms, Please Call: (212) 750-5834

Stockholders Call Toll Free: (877) 456-3510

Fax: (212) 750-5799

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

(212) 902-1000 (call collect)

(800) 323-5678 (call toll free)